Exhibit 10.31

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

DATED AS OF JULY 7, 2015

BY AND BETWEEN

CIRCUS CIRCUS CASINOS, INC.

AND

GALLEON, INC.,

AS SELLERS,

AND

ELDORADO LIMITED LIABILITY COMPANY

AND

CC-RENO LLC,

AS BUYERS

i

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Section 13.8	Parties of Interest	81
Section 13.9	Counterparts	81
Section 13.10	Mutual Drafting	81
Section 13.11	Amendment	81
Section 13.12	Extension; Waiver	82
Section 13.13	Attorneys’ Fees	82
Section 13.14	Joint and Several	82
Section 13.15	Guarantee	82

v

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EXHIBITS

Exhibit A	Form of Deed
Exhibit B	Form of Bill of Sale and Assignment
Exhibit C	Form of Assignment and Assumption Agreement – Assumed Contracts
Exhibit D-1	Form of Certification of Non-Foreign Status (CCI)
Exhibit D-2	Form of Certification of Non-Foreign Status (Galleon)
Exhibit E	Form of Confirmation of Transfer of Guest Items
Exhibit F	Form of Confirmation of Transfer of Guest Baggage
Exhibit G	Form of Bill of Sale – Passenger/Delivery Vehicles
Exhibit H	Form of Assignment of FCC Licenses
Exhibit I-1	Form of Seller Trademark Assignment Agreement
Exhibit I-2	Form of Seller Trademark Assignment Agreement
Exhibit I-3	Form of MRG Trademark Assignment Agreement
Exhibit J	Form of Trademark License Agreement
Exhibit K	Form of Confirmation of Transfer of Inventoried Vehicles
Exhibit L	Form of Assignment and Assumption Agreement – Ground Leases
Exhibit M-1	Form of Assignment of Member’s Interest (Newco Interest)
Exhibit M-2	Form of Assignment of Member’s Interest (Downtown Interest)
Exhibit M-3	Form of Assignment of Member’s Interest (Reno Interest)
Exhibit N	Form of Assignment of Member’s Interest (Galleon)
Exhibit O	Form of Transition Services Agreement
Exhibit P	Form of Galleon Deed
Exhibit Q	Form of Allonge
Exhibit R	Form of Domain Name Assignment

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of July 7, 2015 (the “Effective Date”), by and among ELDORADO LIMITED LIABILITY COMPANY, a Nevada limited liability company (“ELLC”), CC-RENO LLC, a Nevada limited liability company (“CC Buyer” and, together with ELLC, “Buyers”), and CIRCUS CIRCUS CASINOS, INC., a Nevada corporation (“CCI”), and GALLEON, INC., a Nevada corporation (“Galleon” and, together with CCI, “Sellers”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 13.1.

WHEREAS, CCI owns and operates the hotel and casino commonly known as the “Circus Circus Hotel and Casino – Reno,” located at 500 North Sierra Street, Reno, Nevada 89503;

WHEREAS, Galleon is the owner of the Member Note, the Parcel Interest and 50% of the outstanding member’s interest in Circus and Eldorado Joint Venture, LLC, a Nevada limited liability company (the “Equity Interest”);

WHEREAS, ELLC desires to purchase the Equity Interest, the Member Note and the Parcel Interest, all on the terms and subject to the conditions set forth herein; and

WHEREAS, CC Buyer desires to purchase the CCR Assets, the Downtown Interest and the Reno Interest, and assume the Assumed Liabilities, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE 1 PURCHASE AND SALE OF ASSETS

Section 1.1                       Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Galleon shall sell, convey, assign and transfer to ELLC, and ELLC shall purchase and acquire from Galleon, all Galleon’s right, title and interest in and to the Equity Interest, the Parcel Interest and the Member Note, free and clear of all Liens (other than Permitted Liens); (ii) CCI shall sell, convey, assign and transfer to CC Buyer, and CC Buyer shall purchase and acquire from CCI, all CCI’s right title and interest in and to the Downtown Interest and the Reno Interest, free and clear of all Liens (other than Permitted Liens); and (iii) CCI shall sell, convey, assign and transfer to CC Buyer, and CC Buyer shall purchase and acquire from CCI, all CCI’s right, title and interest in and to the assets set forth below to the extent used in the operation of the Business, but excluding the Excluded Assets (exclusive of the Downtown Interest and the Reno Interest, the “CCR Assets” and, together with the Equity Interest, the Parcel Interest, the Member Note, the Reno Interest and the Downtown Interest, the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens):

(a)                               all outstanding member’s interest in Newco (the “Newco Interest”), which, pursuant to Section 8.20, CCI shall cause, immediately prior to the Closing, to be the owner of the Real Property;

(b)                              subject to Section 1.4, the Ground Leases and other Assumed Contracts;

(c)                               the Acquired Personal Property;

(d)                             all of CCI’s gaming chips and tokens with respect to the Business that are branded with the name, design, logo or other similar indicia of the Hotel, including the chips and tokens not in circulation (collectively, the “Chips and Tokens”);

(e)                               the Transferred Intellectual Property, together with all rights to sue for infringement with respect to the same and to collect all past, present and future damages with respect to such infringement;

(f)                                (i) all books and records of CCI relating to the Business (except (x) to the extent related to the Excluded Liabilities, the Excluded Assets or otherwise proprietary to CCI or its Affiliates and (y) the Players Club), including all architectural, structural, service manuals, engineering and mechanical plans, electrical, soil, wetlands, environmental, and similar reports, studies and audits in CCI’s actual possession, (ii) all plans and specifications for the Hotel in CCI’s actual possession, (iii) all human resources and other employee-related files and records maintained by CCI or its Affiliates and relating to the Transferred Employees (including I-9 forms and attachments to the extent located in such files and records), except to the extent transfer of the same is prohibited by applicable Law, and (iv) the Customer List; provided, however, (1) CCI may retain archival copies of all books, files and records, and (2) subject to the provisions of Section 8.22, CCI may continue to use, and market to the customers set forth on, the Customer List;

(g)                              to the extent transferable under applicable Law, the Seller Permits exclusively related to the Hotel, and pending applications therefor;

(h)                              all current assets reflected in the Final Closing CCR Net Working Capital; and

(i)                                  all bookings, contracts, or reservations for the use or occupancy of guest rooms and/or meeting and banquet facilities of the Hotel which use or occupancy is scheduled to occur on or after the Closing Date.

Section 1.2                       Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement or any agreement or certificate related hereto, from and after the Closing, CCI shall retain all of its right, title and interest in and to (and the CCR Assets shall not include any of CCI’s right, title and interest in and to) each and all of the following assets (the “Excluded Assets”):

(a)                               the Excluded Contracts;

(b)                              any rights, claims and credits (including all guarantees, indemnities, warranties and similar rights) in favor of CCI or any of its Affiliates or any of their respective Representatives to the extent relating to (i) any assets set forth in this Section 1.2, or (ii) any Excluded Liability;

(c)                               except for the Markers and for the Front Money which shall be treated as set forth in Section 8.10(e) hereof, all chips or tokens of other casinos, cash, cash equivalents, bank deposits or similar cash items of CCI or its Affiliates held at the Hotel as of the Closing to the extent not reflected in the Final Closing CCR Net Working Capital;

(d)                             the corporate charter or other organizational documents, minute and stock books and records, corporate seals, Tax Returns (including supporting schedules) of CCI or any of its Affiliates;

(e)                               all refunds, credits, claims and entitlements, if any, with respect to Taxes of any Seller or any Affiliate of any Seller and any refunds or rebates of Taxes to which any Seller is entitled under Section 8.8(a) or Section 8.8(b) (in each case, including all refunds, credits, claims and entitlements arising from or related to any Tax appeals filed by any Seller or any Affiliate of any Seller), but excluding any refunds, credits, claims and entitlements that are allocable to Buyers under Section 8.8(a) or Section 8.8(b);

(f)                                all Unclaimed Property, the dormancy period of which has elapsed on or prior to the Closing Date;

(g)                              all human resources and other employee-related files and records, other than such files and records transferred pursuant to Section 1.1(f);

(h)                              the Excluded Personal Property;

(i)                                  any indebtedness, accounts payable, or other obligations owed to CCI by an Affiliate of CCI;

(j)                                  the Players Club (without limitation of Section 8.10(b)) and any other customer or player loyalty or rewards program of CCI or its Affiliates, and any customer list of CCI or its Affiliates other than the Customer List;

(k)                              all data, files and other materials located on any storage device (including personal computers and servers) located at the Real Property (other than the books and records described in Section 1.1(f) hereof);

(l)                                  any assets set forth on Section 1.2(l) of the Seller Disclosure Letter;

(m)                          all assets associated with Excluded Employee Liabilities;

(n)                              the Seller Insurance Policies (except as provided in Section 8.14);

(o)                              the Excluded Marks; and

(p)                              all other assets and properties of CCI or its Affiliates not used or held for use in connection with the Business, including, for the avoidance of doubt, CCLV and all assets related thereto.

Section 1.3                       Retention of Assets.  Notwithstanding anything to the contrary contained in this Agreement, CCI and its Affiliates may retain and use, at their own expense,

archival copies of all of the Assumed Contracts, books, records and other documents or materials conveyed hereunder, in each case, that (a) are used in connection with CCI’s or its Affiliates’ businesses and/or (b) CCI, in good faith, determines CCI is reasonably likely to need access to, in connection with the preparation of financial statements or reports, preparation or filing of any Tax Returns or compliance with any other Tax reporting obligations or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of, any suit, claim, action, proceeding or investigation (including any Tax audit or examination) against or by CCI or any of its Affiliates.

Section 1.4                       Assignability and Consents.

(a)                               Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 8.13 hereof, if the sale, conveyance, assignment or transfer or attempted sale, conveyance, assignment or transfer to CC Buyer of any Contract that is part of the CCR Assets, the Downtown Interest or the Reno Interest is, by its terms, nonassignable without the consent of a third party (each, a “Non-Assignable Asset”), then CCI shall use commercially reasonable efforts to obtain (and CC Buyer shall reasonably cooperate with CCI in connection with its efforts to so obtain) the authorization, approval, consent or waiver of such other party to the assignment of any such Non-Assignable Asset; provided, that in no event shall CCI or its Affiliates have any obligation to pay any amounts (other than to the extent agreed to and reimbursed by CC Buyer in full therefor) to any such third party or suffer any material burden with respect to the assignment or transfer of such Non-Assignable Asset to CC Buyer in connection with CCI’s obligations under this Section 1.4(a).  Notwithstanding the foregoing, in no event shall the failure to obtain a consent with respect to a Non-Assignable Asset delay or otherwise impede the Closing, but the Closing shall not constitute the sale, conveyance, assignment, transfer or delivery of any such Non-Assignable Asset, and this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery of any such Non-Assignable Asset unless and until such authorization, approval, consent or waiver is obtained.  After the Closing Date, CCI and CC Buyer shall continue to use commercially reasonable efforts to obtain any such authorizations, approvals, consents or waivers related to the Non-Assignable Assets, and CC Buyer shall cooperate with CCI in any arrangement commercially reasonable to CCI to provide that CC Buyer shall receive the interest of CCI in the benefits under such Non-Assignable Asset until such time as such third party authorization, approval, consent or waiver shall have been obtained, and CCI shall cooperate with CC Buyer in any such commercially reasonable arrangement, including performance by CCI if commercially reasonable to CCI, and, in such case, CC Buyer shall be liable to CCI in a fashion equivalent to what CC Buyer’s Liabilities would be under the Non-Assignable Asset if it were assigned.  Provided that CC Buyer is liable for all Liabilities related to a Non-Assignable Asset that CC Buyer would otherwise be liable for under this Agreement if such Non-Assignable Asset constituted a CCR Asset, CCI shall promptly pay over to CC Buyer the net amount (after expenses and Taxes) of all payments received by it in respect of such Non-Assignable Asset.  In the event that CCI is required to act to fulfill obligations related to a Non-Assignable Asset pursuant to this Section 1.4(a), CC Buyer shall use commercially reasonable efforts to assist and cooperate with CCI in fulfilling such obligations.  Notwithstanding anything set forth in this Section 1.4(a), (i) to the extent the authorization, approval, consent or waiver of Buyers or any of their Affiliates is required to assign any such Non-Assignable Asset, Buyers shall, and shall cause their Affiliates to, promptly provide such authorization, approval, consent or waiver, (ii) in the event that as of the Closing CCI has not obtained a consent or waiver from the landlord under the

Uccelli Lease to CCI’s assignment to CC Buyer of the Uccelli Lease, CCI and CC Buyer shall cooperate in good faith with each other and use commercially reasonable efforts to negotiate a sublease agreement whereby CCI subleases to CC Buyer the entire premises under the Uccelli Lease, subject to the terms and provisions of the Uccelli Lease, and (iii) Sellers’ failure to obtain any authorization, approval, consent or waiver of such other party to the assignment of any such Non-Assignable Asset shall not constitute a Seller Material Adverse Effect or a breach of any representation, warranty, condition, covenant or agreement contained in this Agreement, and obtaining any such authorization, approval, consent or waiver shall not constitute a condition to Buyers’ obligations to consummate the Closing.

(b)                              Once authorization, approval or waiver of or consent for the sale, conveyance, assignment or transfer of any Non-Assignable Asset is obtained, such Non-Assignable Asset shall be conveyed, assigned, transferred and delivered to CC Buyer without any further action by the parties hereto.  Notwithstanding anything to the contrary contained in this Agreement, CC Buyer shall assume all Liabilities in respect of any Non-Assignable Asset that CC Buyer would otherwise assume under this Agreement if such Non-Assignable Asset constituted a CCR Asset if it is receiving the benefits thereof; provided, further that CC Buyer shall also be liable to CCI for performing its obligations under the arrangements described in Section 1.4(a) hereof.

(c)                               CC Buyer understands and agrees that it is solely CC Buyer’s responsibility to obtain any and all operating and other agreements necessary to conduct the Business from and after the Closing Date, including replacement software license agreements for the software which will replace the Excluded Software.  CC Buyer shall also be responsible for obtaining new licenses and permits for the operation of the Business from and after the Closing.  Except as set forth in Section 1.1(g) hereof, no licenses or permits will be transferred by Sellers in connection with the sale of the Purchased Assets.

Section 1.5                       Removal of Excluded Assets.  All items located at the Real Property that constitute Excluded Assets may be removed on or prior to the Closing Date and within sixty (60) days after the Closing Date by CCI, its Affiliates, the owners of the Excluded Assets, or their respective Representatives, but without any obligation on the part of CCI, its Affiliates or any removing party to replace any item so removed.  CCI hereby reserves unto itself and its Affiliates and the owners of the Excluded Assets, and their respective Representatives, a right of entry onto the Real Property at reasonable times after the Closing Date and within such sixty (60) day period to effect such removal, after at least 48 hours’ prior notice to CC Buyer.  Such removal shall be at the sole cost and risk of CCI, including risk of loss and damage to such Excluded Assets. CC Buyer shall have no liability with respect to such removal.  CCI shall be responsible to repair all damage to the Real Property caused by CCI, its Affiliates, the owners of the Excluded Assets or their respective Representatives in connection with the removal of such Excluded Assets.  CCI recognizes that CC Buyer will be replacing Excluded Software and that CC Buyer desires that its replacement software will be operational as of the Closing.  CCI agrees to cooperate reasonably with CC Buyer in effecting the transition from Excluded Software to replacement software; provided that: (a) there shall be no interference with the Business before the Closing; (b) CCI shall be reimbursed for any reasonable costs incurred by CCI or any of its Affiliates or their respective Representatives in connection with such cooperation; and (c) CCI shall not be required to reveal proprietary information of CCI or its Affiliates to CC Buyer in connection with such cooperation.  CCI will, at its option, either (i) not de-install third party

Excluded Software that is now installed on personal computers that are included in the Acquired Personal Property (unless required to do so by applicable Law or by agreement with the provider of the Excluded Software), in which case CC Buyer agrees that CC Buyer will either obtain new licenses for such Excluded Software or cease to use such Excluded Software following the Closing, or (ii) de-install third party Excluded Software that is now installed on personal computers included in the Acquired Personal Property.  CC Buyer’s agreement pursuant to this Section 1.5 shall survive the Closing and shall be covered by CC Buyer’s indemnification obligations in ARTICLE 11 hereof and enforceable by each Seller Indemnified Party by any means available at law or in equity, including injunctive relief, which CC Buyer hereby agrees is an appropriate remedy.

ARTICLE 2   ASSUMPTION OF LIABILITIES

Section 2.1                       Assumption of Liabilities.

(a)                               Upon the terms and subject to the conditions set forth in this Agreement, as of the Closing, Buyers agree to assume, satisfy, perform, pay, discharge and be solely responsible for any and all of the Liabilities related to the Purchased Assets or the Business (other than the Excluded Liabilities), including the Liabilities set forth below in this Section 2.1(a) (collectively the “Assumed Liabilities”):

(i)                                  all Liabilities arising in respect of any Assumed Contracts;

(ii)                              all Liabilities for replacement of, or refund for, damaged, defective or returned goods relating to the CCR Assets, including items purchased in any gift shop or similar facility at the Hotel which is operated by CCI;

(iii)                          all Liabilities with respect to entertainment, hotel, meeting, banquet or other facilities reservations relating to the Hotel;

(iv)                          all Liabilities for Post-Closing Taxes, any Liabilities for Transfer Taxes that are the responsibility of Buyers pursuant to Section 8.8(b), and all other Taxes and other amounts that are the responsibility of Buyers pursuant to Section 8.8(a);

(v)                              (A) all Assumed Employee Obligations and (B) all Liabilities arising out of or related to pre-Closing events by CCI with respect to Property Employees, but excluding any Liabilities arising out of or related to (x) any Seller Benefit Plan that is not an Assumed Employee Obligation (which Seller Benefit Plans include, without limitation, all termination, severance, separation pay, transaction bonus and other incentive plans) or (y) the employment of the Reserved Employees;

(vi)                          all Liabilities arising out of or relating to, directly or indirectly, the termination of any Property Employee;

(vii)                      all current Liabilities reflected in the Final Closing CCR Net Working Capital, including the Progressive Liabilities reflected thereon;

(viii)                  all Liabilities arising out of or relating to any disputes, arbitrations, and litigation matters relating to the Business or the CCR Assets, which disputes,

arbitrations and litigation matters as of the Effective Date are (and as updated prior to the Closing pursuant to Section 5.2(n) will be) listed in Section 2.1(a)(viii) of the Seller Disclosure Letter (collectively, “Assumed Proceedings”);

(ix)                          all Liabilities arising out of the Seller 401(k) Plan or Substituted Multiemployer Plan relating to the Transferred Employees to the extent set forth in Section 8.3(g) and Section 8.3(h) hereof;

(x)                              all Liabilities arising out of participation by the Business in any Multiemployer Plan, including, but not limited to, withdrawal liability;

(xi)                          without limiting the rights and obligations of the parties set forth in ARTICLE 11 hereof, all Liabilities under Environmental Laws, including Environmental Liabilities relating to, resulting from, caused by or arising out of ownership, operation or control of the Real Property, the CCR Assets or the Galleon/Eldorado Property, arising before or after the Closing Date, and any Liability relating to contamination or exposure to Hazardous Substances at or attributable to the Real Property, the CCR Assets or the Galleon/Eldorado Property;

(xii)                      all Liabilities with respect to the Chips and Tokens;

(xiii)                  all Liabilities with respect to Inventoried Vehicles, baggage, suitcases, luggage and the contents of safety deposit boxes pursuant to Section 8.10(c), (d) and (f) hereof;

(xiv)                  any items set forth on Section 2.1(a)(xiv) of the Seller Disclosure Letter; and

(xv)                      all Liabilities of Galleon and CCI under the Operative Documents or incident to the Equity Interest, the Reno Interest, the Downtown Interest and the Newco Interest, respectively, including with respect to the Equity Interest, all loans and indebtedness related to the Joint Venture or its business, including the loans and indebtedness evidenced by the Credit Support Documents.

(b)                              Notwithstanding anything contained in this Agreement to the contrary, from and after the Closing Date, Sellers shall retain the following Liabilities (collectively, “Excluded Liabilities”):

(i)                                  any Liability that relates solely to any Excluded Asset;

(ii)                              all Excluded Employee Liabilities and any Liability arising out of or related to the employment of any Reserved Employees;

(iii)                          all Liabilities for Pre-Closing Taxes, and any Liabilities for Transfer Taxes that are the responsibility of Sellers pursuant to Section 8.8(b);

(iv)                          except as provided in Section 2.1(a)(v), Section 2.1(a)(x), Section 8.3(h) and Section 8.3(i), any Liabilities under the Seller Benefit Plans; and

(v)                              except as provided in the Transition Services Agreement and for outstanding Chips and Tokens held by any of CCI’s Affiliates (to the extent reserved against, included or reflected as a current liability in the calculation of CCR Net Working Capital), all Liabilities of CCI or the Business to any of CCI’s Affiliates.

For the avoidance of doubt, the calculation of CCR Net Working Capital shall exclude any and all accruals and reserves related to Excluded Liabilities.

ARTICLE 3 PURCHASE PRICE

Section 3.1                       Purchase Price.  At the Closing, as consideration for the Purchased Assets and Assumed Liabilities, Buyers shall deliver, by electronic transfer of immediately available funds to an account designated in writing by Sellers at least two (2) business days before the Closing Date, a cash payment equal to the Purchase Price.

Section 3.2                       Deposit.

(a)                               Within three (3) business days after the Effective Date, Buyers shall deposit Three Million Dollars ($3,000,000) (together with any interest earned thereon, the “Deposit”) in immediately available funds with the Escrow Agent.  Upon mutual agreement of Sellers and Buyers and joint instruction to the Escrow Agent, the Escrow Agent shall place any and all funds deposited into escrow into an interest bearing account or accounts insured by the federal government or obligations issued or guaranteed by the federal government or its agencies or instrumentalities.  Upon the Closing, the Deposit shall be credited against the Purchase Price and shall be promptly released by the Escrow Agent to Sellers pursuant to the terms hereof.  Upon the termination of this Agreement, the Deposit shall be payable pursuant to Section 10.2, and thereafter shall be promptly released by the Escrow Agent to Buyers or Sellers, as applicable, pursuant to Section 10.2.

(b)                              Within three (3) business days after the Effective Date, Buyers and Sellers shall cause an escrow (“Escrow”) to be opened with Escrow Agent (the “Opening of Escrow”) by delivery to Escrow Agent of a fully executed copy of this Agreement.  Escrow Agent shall promptly deliver to Buyers and Sellers written notice of the date of the Opening of Escrow.  This Agreement shall constitute escrow instructions to Escrow Agent as well as the agreement of the parties.  Escrow Agent is hereby appointed and designated to act as escrow agent and instructed to deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into Escrow as herein provided.  The parties hereto shall execute such other reasonable and customary escrow instructions as may be necessary or reasonably required by the Escrow Agent in order to consummate the purchase and sale transaction contemplated herein, or otherwise to distribute and pay the funds held in escrow as provided in this Agreement; provided, that such escrow instructions are consistent with the terms of this Agreement.  In the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties hereto to the contrary which acknowledges this Section 3.2(b).

Section 3.3                       Allocation of Purchase Price.

(a)                               Within one hundred twenty (120) days after the Closing Date (subject to any delay pursuant to Section 4.2), Buyers shall provide to Sellers a proposed allocation of the Adjusted Purchase Price hereunder (as determined for U.S. federal income Tax purposes, including any additional amounts payable pursuant to Section 4.2 and any Assumed Liabilities that are required to be treated as part of the purchase price for U.S. federal income Tax purposes) among the Purchased Assets (and any other assets that are considered to be acquired for U.S. federal income Tax purposes), which allocation shall be made in accordance with Section 1060 of the Code and any applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) and the provisions of this Section 3.3 (the “Purchase Price Allocation”).  Specifically, the parties agree that (i) the Purchase Price Allocation shall allocate (A) Twenty Million Dollars ($20,000,000) in the aggregate to the CCR Assets in the aggregate (and among such assets in accordance with the preceding sentence), (B) to the Member Note, an amount equal to all amounts outstanding under the Member Note as of Closing, and (C) the amount equal to the Purchase Price less the sum of the amounts in clauses (A) and (B) above shall be allocated in the aggregate among the Equity Interest (which amount shall be further allocated among the assets of the Joint Venture pursuant to the preceding sentence), and (ii) any difference between the aggregate amount allocated pursuant to the foregoing clause (i) and the final amount of all taxable consideration for income tax purposes (taking into account all adjustments to the Purchase Price) shall be specifically allocated to and among (or subtracted from the allocation to) the CCR Assets and the Equity Interest (including among the assets of the Joint Venture) in a manner consistent with the foregoing.  For the avoidance of doubt, no portion of the Purchase Price shall be allocated to the Downtown Interest, the Reno Interest or the Parcel Interest.  Buyers shall also make available any supporting documentation or work papers that Sellers may reasonably request in connection therewith, including copies of any appraisal reports received by Buyers.  Within thirty (30) days following such provision, Sellers shall have the right to object (by written notice to Buyers) to all or any portion of the Purchase Price Allocation that relates to any of (j) the allocation of the amount noted in (i)(A) above among the individual CCR Assets, or (k) the allocation of the amount noted in (i)(C) above among the individual assets of the Joint Venture, and if Sellers so object, they shall notify Buyers (in such written notice) of such disputed item (or items) and the basis for its objection.  If Sellers do not object by written notice within such period, the Purchase Price Allocation as proposed by Buyers shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement.  Sellers and Buyers shall act in good faith for a period of five (5) business days (or such longer period as they may mutually agree) to resolve any such dispute.  If Sellers and Buyers cannot resolve any disputed item, the item in question shall be resolved by (x) a mutually agreed accounting firm, or (y) PricewaterhouseCoopers LLP, in the event that Sellers and Buyers are not able to mutually agree on a firm within three (3) business days following the end of such five (5) business day period (the “Auditor”), as promptly as practicable, and such resolution(s) will be reflected on the Purchase Price Allocation.  The fees and expenses of the Auditor shall be apportioned and paid equally by Sellers and Buyers.  Except with respect to any subsequent adjustments to the Adjusted Purchase Price (which adjustments shall be allocated using the same mechanism as agreed upon for the initial allocation of the Adjusted Purchase Price pursuant to this Section 3.3), Sellers, Buyers and their respective Affiliates, (1) shall be bound by the Purchase Price Allocation determined pursuant to this Section 3.3, and act consistently therewith for purposes of determining any Taxes, (2) shall prepare and file, or cause to be prepared and filed, all Tax Returns (with respect to the Tax Returns of Downtown LLC and Reno LLC, taking reasonable commercial efforts to cause such Tax Returns to be prepared and filed) to be filed with any

Governmental Entity in a manner consistent with the Purchase Price Allocation, and (3) shall take no position inconsistent with the Purchase Price Allocation in any Tax Return, any proceeding before any Governmental Entity or otherwise unless required to do so under applicable Law.  In the event that the Purchase Price Allocation is disputed by any Governmental Entity, the Person receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning resolution of such dispute.

(b)                              Each of Sellers and Buyers shall cooperate in the preparation and timely filing of (i) IRS Form 8594 and any comparable state or local forms or reports, and (ii) to the extent permissible by or required by applicable Law, any corrections, amendments, or supplements (or additional forms or reports) thereto (including any supplements, amendments, forms or reports arising as a result of any adjustments to the Adjusted Purchase Price).

(c)                               For U.S. federal and applicable state income tax purposes, Sellers and Buyers intend, and agree to treat, (i) CC Buyer’s purchase of the Newco Interest as a purchase of the assets of Newco, pursuant to which CC Buyer will obtain a tax basis in the assets of Newco in accordance with Section 1012 of the Code, and (ii) ELLC’s purchase of the Equity Interest as the sale of a partnership interest in the Joint Venture by Galleon.

Section 3.4                       Risk of Loss.  Subject to Section 8.14 hereof, until the Transfer Time, Sellers shall bear the risk of any loss or damage to the Purchased Assets from condemnation, taking by eminent domain, fire, casualty or any other occurrence.  At and following the Transfer Time, Buyers shall bear the risk of any loss or damage to the Purchased Assets (including the Non-Assignable Assets) from condemnation, taking by eminent domain, fire, casualty or any other occurrence.

ARTICLE 4   WORKING CAPITAL ADJUSTMENT AND OTHER
ADJUSTMENTS

Section 4.1                       Estimated Closing Statements.  No less than five (5) business days prior to the Closing Date:

(a)                               CCI shall prepare and deliver to CC Buyer a written closing statement (the “Estimated CCR Closing Statement”) of the Estimated Closing CCR Net Working Capital, including a detailed classification of the various amounts of each component of CCR Net Working Capital, which shall be prepared in good faith and using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, valuations and estimation methodologies and income recognition and expense policies that were used in preparation of the Financial Information and the calculation of CCR Net Working Capital as of December 31, 2014 set forth on Section 4.1(a) of the Seller Disclosure Letter.

(b)                              ELLC shall prepare and deliver to Galleon a written closing statement (the “Estimated SL Closing Statement” and, together with the Estimated CCR Closing Statement, the “Estimated Closing Statements”) of the Estimated Closing SL Net Working Capital and Estimated Closing SL Long Term Liabilities, including a detailed classification of the various amounts of each component of SL Net Working Capital and SL Long Term Liabilities, which shall be prepared in good faith and using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, valuations and estimation methodologies and income recognition and expense policies that were used in preparation of the SL Financial Information and the calculations of SL Net Working Capital and SL Long Term Liabilities, each as of May 31, 2015, set forth on Section 4.1(b) of the Buyer Disclosure Letter (the “May 2015 Calculation”).

Section 4.2      Final Adjustments.

(a)        No more than ninety (90) days after the Closing Date, (i) CC Buyer shall prepare and deliver to CCI a written statement (the “Final CCR Closing Statement”) of the Final Closing CCR Net Working Capital including a detailed breakdown of the various amounts of each component of CCR Net Working Capital, which shall be prepared in good faith and on a basis consistent with the preparation of the Financial Information and the calculation of CCR Net Working Capital set forth in Section 4.1(a) of the Seller Disclosure Letter, and (ii) ELLC shall prepare and deliver to Galleon a written statement (the “Final SL Closing Statement” and, together with the Final CCR Closing Statement, the “Final Closing Statements”) of (A) the Final Closing SL Net Working Capital, including a detailed breakdown of the various amounts of each component of SL Net Working Capital, and (B) the Final Closing SL Long Term Liabilities, including a detailed breakdown of the various amounts of each component of Long Term Liabilities, in each case, which shall be prepared in good faith and on a basis consistent with the preparation of the SL Financial Information and the calculations of SL Net Working Capital and SL Long Term Liabilities set forth on Section 4.1(b) of the Buyer Disclosure Letter.

(b)        If CCI disagrees with the calculation of any amounts on the Final CCR Closing Statement, or if Galleon disagrees with the calculation of any amounts on the Final SL Closing Statement (such Seller in such capacity, the “Disputing Seller”), the Disputing Seller shall, within thirty (30) days (such period, the “Dispute Period”) after receipt of the Final CCR Closing Statement or Final SL Closing Statement, as applicable (each, a “Disputed Statement”), notify Buyers of such disagreement in writing, setting forth in detail the particulars of such disagreement.  Buyers will provide the Disputing Seller reasonable access to any of Buyers’ records not otherwise available to Sellers as a result of the transactions contemplated hereby, including the Joint Venture records, to the extent reasonably related to the Disputing Seller’s review of the Disputed Statement.  If any Seller fails to provide a notice of disagreement within the Dispute Period, such Seller shall be deemed to have accepted the Final CCR Closing Statement or Final SL Closing Statement, as applicable, and the calculation of all amounts set forth thereon.  If any such notice of disagreement is timely provided within the Dispute Period, Buyers and the Disputing Seller shall use commercially reasonable efforts for a period of ten (10) business days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of any and all disputed amounts set forth on the Disputed Statement, and any amounts or calculations set forth on the Disputed Statement that were not disputed in the Disputing Seller’s notice of disagreement delivered within the Dispute Period shall be deemed to have been accepted.  If, at the end of such period, the parties are unable to fully resolve the disagreements, the Auditor shall resolve any remaining disagreements.  The Auditor shall (i) consider only such matters as to which there is a disagreement as set forth in the Disputing Seller’s notice of disagreement, (ii) determine, as promptly as practicable, whether the disputed amounts set forth on the Disputed Statement were prepared in accordance with the standards set forth in this ARTICLE 4, and (iii) deliver, as promptly as practicable, but in any event within thirty (30) days of the end of such 10-business day period (or such longer period as the parties may have mutually agreed), to the Disputing Seller and Buyers its determination in writing.  The resolution for each disputed item contained in the Auditor’s determination shall be made subject to the definitions and principles set forth in this ARTICLE 4, and shall be consistent with either the position of the Disputing Seller or Buyers.  The Disputing Seller and Buyers shall bear their own expenses in the preparation and review of the Estimated Closing Statements and the Final Closing Statements, except that the fees and expenses of the Auditor shall be paid one-half by Buyers and one-half by the Disputing Seller.  The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyers, Sellers or their respective Affiliates, absent manifest effort or fraud by Buyers, Sellers or the Auditor.  Any dispute with respect to the Final Closing Statements will not affect any undisputed amounts in the Final Closing Statements or the related payments contemplated by Section 4.2(c).  The date on which any amount set forth on a Final Closing Statement is finally determined in accordance with this Section 4.2(b) is hereinafter referred to as the “Determination Date” for such amount.

(c)        Any Purchase Price Overage determined to be due and owing to Sellers from Buyers, or any Purchase Price Shortage determined to be due and owing to Buyers from Sellers, as applicable, pursuant to this Section 4.2 (the “Final Closing Payment”) shall be paid by Buyers to Sellers, or by Sellers to Buyers, as applicable, within two (2) business days after the applicable Determination Date.

Section 4.3      Accounts Receivable; Accounts Payable; Deposits.

(a)        Accounts Receivable.  After the Closing, CCI shall promptly deliver to CC Buyer any cash, checks or other property that CCI or any of its Affiliates receive to the extent relating to the Accounts Receivable of the Business included in the Final Closing CCR Net Working Capital.  After the Closing, CC Buyer shall promptly deliver to CCI any cash, checks or other property that CC Buyer or its Affiliates receive to the extent relating to any Accounts Receivable not included in the Final Closing CCR Net Working Capital.  Neither party nor their Affiliates shall agree to any settlement, discount or reduction of the Accounts Receivable belonging to the other party.  Neither party nor their Affiliates shall assign, pledge or grant any security interest in the Accounts Receivable of the other party.

(b)        Accounts Payable.  With respect to the Business, each party and its Affiliates will promptly deliver to the other a true copy of any invoice, written notice of accounts payable or written notice of a dispute as to the amount or terms of any accounts payable received from the creditor of such accounts payable to the extent such accounts payable is owed by the other party.  Should either party discover it has paid any accounts payable belonging to the other party, then CC Buyer or CCI, as applicable, shall provide written notice of such payment to the other party and the other party shall promptly reimburse the party that paid such accounts payable all amounts listed in such notice.

(c)        Customer Deposits.  Customer Deposits received by CCI relating to rooms, services and/or events at the Hotel relating to the period from and after the Closing shall (to the extent outstanding as of the Closing Date) be reflected and included in the calculation of the Final Closing CCR Net Working Capital.  CCI shall not have any further liability or responsibility after Closing with respect to any Customer Deposits for post-Closing matters.

Section 4.4      Corrective Actions.  If, after the Closing, CCI and CC Buyer determine that CCI has transferred to CC Buyer any assets or Liabilities that, pursuant to the terms of this Agreement, constitute (or should have constituted) Excluded Assets or Excluded Liabilities, or CCI has retained any assets or Liabilities that, pursuant to the terms of this Agreement, constitute (or should have constituted) Purchased Assets or Assumed Liabilities, then such assets or Liabilities shall be returned or transferred, as applicable, and the other party shall be obliged to accept such return or transfer.

ARTICLE 5   CLOSING

Section 5.1      Time and Place.  Unless this Agreement is earlier terminated pursuant to ARTICLE 10 hereof, the consummation of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”), shall close through Escrow and take place promptly (but in no event more than five (5) business days) following the satisfaction or waiver by the applicable party of the conditions set forth in ARTICLE 9 hereof (other than those conditions to be satisfied or waived at or upon the Closing) (the “Closing Date”), at such time and place as is agreed to by the parties; provided, however, that CCI may postpone the Closing Date as set forth in Section 12.2; provided, further, however, that if the sole reason for the failure of Closing to occur by the Outside Date is the failure of the Buyers to obtain all necessary Gaming Approvals by such date notwithstanding the diligent pursuit by Buyers of all such Gaming Approvals in good faith, and due to no fault or action or failure to act on the part of Buyers, then, upon at least ten (10) days written notice to Sellers prior to the expiration of the Outside Date, Buyers may elect to extend the Outside Date by thirty (30) days (an “Extension Period”), and, thereafter, if Buyers continue to diligently pursue the Gaming Approvals in good faith, Buyers may extend the Outside Date by up to one (1) additional Extension Period of thirty (30) days, upon at least ten (10) days written notice prior to the expiration of the then current Extension Period.

Section 5.2      Deliveries at Closing.  The following documents or other items will be executed and/or delivered, as applicable, by Buyers and/or Sellers, as applicable, at or prior to the Closing:

(a)        Bill of Sale for Personal Property.  CCI shall execute and deliver a Bill of Sale and Assignment in the form attached as Exhibit B, conveying to CC Buyer all of the Acquired Personal Property.

(b)        Assumed Contracts; Assumed Liabilities.  CCI and Buyers shall execute and deliver one or more Assignment and Assumption Agreements (i) in the form attached as Exhibit C to transfer to Buyers the Assumed Liabilities and the Assumed Contracts (other than the Ground Leases), and (ii) in the form attached as Exhibit L to transfer to CC Buyer the Ground Leases, and, in each case, Buyers agree to execute and deliver such other assumption agreements or other documents necessary to effectuate the assumption of the Assumed Liabilities.

(c)        Non-Foreign Status Certificate.  CCI and Galleon shall each execute and deliver a Certification of Non-Foreign Status in the form attached as Exhibit D-1 and Exhibit D-2, respectively.

(d)       Transfer of Guest Safe Deposit Items.  CCI and CC Buyer shall execute and deliver a Confirmation of Transfer of Guest Items in the form attached as Exhibit E to confirm the transfer of guest safety deposit box contents and the contents belonging to guests in the main safe at the Hotel (excluding safes located in guest rooms) as of the Transfer Time pursuant to Section 8.10(c).

(e)        Transfer of Guest Baggage.  CCI and CC Buyer shall execute and deliver a Confirmation of Transfer of Guest Baggage with respect to any guest baggage entrusted to CCI as of the Transfer Time in the form attached as Exhibit F and pursuant to Section 8.10(d).

(f)        Vehicle Titles.  CCI shall execute and deliver a Bill of Sale in the form attached as Exhibit G for all Passenger/Delivery Vehicles along with certificates of title endorsed for transfer to CC Buyer.

(g)        FCC Licenses.  As to each FCC License for which an FCC Approval has been issued prior to the Closing, CCI shall execute and deliver an Assignment of FCC License in the form attached as Exhibit H.

(h)        Buyer Certificates.  Buyers shall execute and deliver the certificates required by Section 9.3(a) and Section 9.3(b) hereof.  With respect to inventory constituting CCR Assets, CC Buyer shall also execute and deliver to CCI a certificate to the effect that such inventory is being purchased for resale pursuant to NRS 372.155 and that Buyer is registered pursuant to NRS 360B.200 or holds a permit issued pursuant to NRS 372.135.

(i)         Sellers Certificates.  Sellers shall execute and deliver the certificates required by Section 9.2(a) and Section 9.2(b) hereof.

(j)         Trademark Assignment.  CCI and CC Buyer shall execute and deliver the short-form Trademark Assignment Agreement in the form attached hereto as Exhibit I-1 and Exhibit I-2 (collectively, “Seller Trademark Assignment Agreements”).  CC Buyer shall execute and deliver, and CCI shall cause MRG to execute and deliver, the Assignment in the form attached as Exhibit I-3 (the “MRG Trademark Assignment Agreement” and, together with the Seller Trademark Assignment Agreements, the “Trademark Assignment Agreements”).

(k)        Trademark License Agreement.  CC Buyer shall execute and deliver, and CCI shall cause MRG to execute and deliver, the Trademark License Agreement in the form attached hereto as Exhibit J (the “Trademark License Agreement”).

(l)         Transfer of Inventoried Vehicles.  CCI and CC Buyer shall execute and deliver a Confirmation of Transfer of Inventoried Vehicles with respect to any vehicles entrusted to CCI as of the Transfer Time in the form attached as Exhibit K and pursuant to Section 8.10(f).

(m)       Gaming Approvals.  Buyers shall deliver to Sellers evidence reasonably satisfactory to Sellers that Buyers have obtained all Gaming Approvals required to consummate the transactions contemplated hereby.

(n)        Assumed Proceedings. CCI shall deliver to CC Buyer a revised Section 2.1(a)(viii) of the Seller Disclosure Letter, dated as of a date no greater than fifteen (15) days prior to the Closing Date.

(o)        Purchase Price.  Buyers shall deliver to Sellers the Purchase Price in accordance with Section 3.1.

(p)        Union Documents.  CCI shall deliver to CC Buyer copies of each notice and any other documents (if any) required of CCI or any of its Affiliates, in any case, with respect to the Property Employees under any Assumed Collective Bargaining Agreement and satisfactory evidence of the timely delivery thereof to the applicable union.  CC Buyer shall deliver to CCI each assumption agreement or assumption notice and any other documents (if any) required of CC Buyer by any Assumed Collective Bargaining Agreement (in the form required thereby).

(q)        Assignments of Member’s Interest.  CCI shall execute and deliver an Assignment of Member’s Interest with respect to the Newco Interest, the Reno Interest and the Downtown Interest in the forms attached as Exhibit M-1, Exhibit M-2 and Exhibit M-3, and shall surrender to Buyers any certificates representing the foregoing equity interests to the extent such interests are certificated and in Sellers’ possession.  Galleon shall execute and deliver the Assignment of Member’s Interest with respect to the Equity Interest in the form attached as Exhibit N and shall surrender to ELLC the certificate representing the Equity Interest.

(r)        Transition Services Agreement.  CCI and CC Buyer shall, and shall cause their respective Affiliates (as applicable) to, execute and deliver a Transition Services Agreement substantially in the form attached hereto as Exhibit O (the “Transition Services Agreement”), as supplemented by and subject to the provisions of Section 8.19.

(s)        Release Documents.  ELLC shall deliver to Galleon and MGM Tier 1 evidence reasonably satisfactory to Galleon and MGM Tier 1 that Galleon, MGM Tier 1 and their respective collateral have been released and discharged from the Credit Support Documents and all other loans and indebtedness related to the Joint Venture or its business, in form and substance acceptable to Galleon and MGM Tier 1 as required by Section 8.21.  Further, at Closing, ELLC shall take all steps necessary with the applicable agents and lenders to cause the cash collateral referenced in Section 8.21 to be transferred to an account designated by MGM Tier 1.

(t)        Deed.  Galleon shall execute and deliver a Grant, Bargain and Sale Deed in the form attached as Exhibit P (the “Galleon Deed”), conveying to Eldorado Resorts LLC the Parcel Interest.  In connection with the Galleon Deed, Galleon shall execute and deliver, and Buyers shall cause Eldorado Resorts LLC to execute and deliver, a State of Nevada Declaration of Value Form setting forth the real property transfer tax exemption set forth in NRS 375.090(4) (transfer of title without consideration from one tenant in common to one or more remaining tenants in common).

(u)        Allonge.  Galleon shall execute and deliver an allonge to the Member Note in the form attached as Exhibit Q.

(v)        Domain Name Assignment.  CC Buyer shall execute and deliver, and CCI shall cause MGM Resorts International Operations, Inc. to execute and deliver, the Domain Name Assignment in the form attached as Exhibit R.

(w)       Other Documents.  Any other documents, instruments or agreements that are reasonably requested and are necessary to consummate the transactions contemplated hereby and that have not previously been delivered.

Section 5.3      Closing Costs.  Sellers shall pay the portion of the premium attributable to a standard owner’s policy of title insurance for the Real Property and the Parcel Interest, and Buyers shall pay the cost of any survey of the Real Property or the Parcel Interest, the additional premium for an extended ALTA coverage title insurance policy and the cost of any endorsements which Buyers may request.  Buyers and Sellers shall each pay one-half of any escrow fees, and except as otherwise provided herein, all other escrow and Closing costs, including recording fees, shall be allocated to and paid by Sellers or Buyers in accordance with the manner in which such costs are customarily paid by such parties in sales of similar property in Washoe County, Nevada; provided, however, that each party shall pay its own attorneys’ fees.  No less than five (5) business days prior to the Closing Date, Escrow Agent shall prepare and deliver to Sellers and Buyers, for their approval, a written settlement statement reflecting the foregoing costs and expenses.

Section 5.4      Alcoholic Beverages.  At least thirty (30) days prior to the Closing Date, CCI shall prepare and deliver a notice to each of (a) a licensed alcoholic beverage wholesaler who currently sells liquor to CCI in connection with the Business, and (b) a licensed alcoholic beverage wholesaler who has sold liquor to CCI in connection with the Business within the immediately preceding twelve (12) months.  Such notice shall contain the information required by NRS 369.4867.

Section 5.5      Transfer of Possession.  To the extent required by applicable Gaming Laws or the Nevada Gaming Authorities, CC Buyer and CCI shall jointly prepare a detailed closing memorandum and submit it to the Nevada Gaming Authorities with sufficient time to allow their review and approval prior to the Closing Date. To the extent applicable, the transfer of possession of any CCR Assets that are subject to Gaming Approvals or any applicable Gaming Laws shall be pursuant to such closing memorandum.  Further, notwithstanding any provision of this Agreement to the contrary, CC Buyer shall, subject to any applicable Gaming Laws, be permitted to have a Representative of CC Buyer present to observe any cash counts, counts of gaming chips and tokens and any other inventories required by applicable Gaming Laws to be taken by Sellers at the Transfer Time, and any such counts and inventories shall be memorialized in a listing prepared and signed jointly by Representatives of CC Buyer and CCI no later than the Closing.

Section 5.6      Financial Responsibility.  With respect to the underground storage tanks (as that term is used in Chapter 459 of the Nevada Administrative Code (“NAC”)) located on the Real Property, at least ten (10) business days prior to Closing, CC Buyer shall demonstrate financial responsibility in accordance with NAC 459.995 by obtaining and providing to CCI either (a) a State of Nevada Division of Environmental Protection State of Nevada Petroleum Fund Certificate of Enrollment, or (b) a Storage Tank Certificate of Insurance from a private insurer to demonstrate financial responsibility in accordance with the provisions of 40 C.F.R. §§ 280.94 to 280.103, inclusive.

ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to Buyers that the statements contained in this ARTICLE 6 are true and correct as of the Effective Date (except as to such representations and warranties that address matters as of another date, which are given only as of such date), except as expressly set forth herein or in the disclosure letter delivered by Sellers to Buyers herewith which is by this reference incorporated herein (the “Seller Disclosure Letter”).  The Seller Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph of the Seller Disclosure Letter shall, to the extent reasonably apparent on the face of such disclosure that the matter disclosed is relevant to another paragraph in this Agreement, also qualify such other paragraphs.

Section 6.1      Organization.  Each Seller is duly organized and validly existing under the Laws of its state of organization and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted.  Each Seller is duly qualified or registered to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it requires it to be so qualified or registered, except where such failure to be so qualified, registered or in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 6.2      Authority; No Conflict; Required Approvals.

(a)        Sellers have all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which they are a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which they are a party and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Sellers.  This Agreement and the Ancillary Agreements have been or will be duly executed and delivered by Sellers to the extent party thereto and constitute or when executed will constitute a valid and binding obligation of Sellers to the extent party thereto, enforceable against Sellers to the extent party thereto in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally, and (ii) general principles of equity.

(b)        Except as set forth in Section 6.2 (b) of the Seller Disclosure Letter, the execution and delivery by Sellers of this Agreement and the Ancillary Agreements to which they are a party, and the consummation by Sellers of the transactions contemplated hereby and thereby do not and will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Sellers, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any written Contract to which any Seller is a party or by which any Seller or the Purchased Assets may be bound, or (iii) result in the creation of any Lien (other than Permitted Liens) on any of the Purchased Assets pursuant to any written Contract to which any Seller is a party or by which any Seller or the Purchased Assets may be bound, (iv) subject to the governmental filings and other matters referred to in Section 6.2(c), conflict with or violate any Law applicable to Sellers or the Purchased Assets, except, in the case of clauses (ii), (iii) and (iv), where any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver would not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)        No Approval of, to or with, any court, administrative agency, commission, governmental authority, agency, body or instrumentality (“Governmental Entity”) is required by or with respect to Sellers in connection with the execution and delivery by Sellers of this Agreement or the Ancillary Agreements to which they are a party or the consummation by Sellers of the transactions contemplated hereby or thereby, except for (i) any Approvals and filing of notices required under Gaming Laws, (ii) such other Approvals as may be required under the Laws of any jurisdiction in which Sellers conduct any business or own any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect, (iii) any Approvals required by Buyers or any of their Affiliates or key employees (including, without limitation, under the Gaming Laws or under Laws regulating the consumption, sale or serving of alcoholic beverages (collectively, “Liquor Laws”)), and (iv) such Approvals set forth in Section 6.2(c) of the Seller Disclosure Letter.

Section 6.3      Financial Information.  Section 6.3(A) of the Seller Disclosure Letter contains a copy of the balance sheets and related statements of income and cash flows relating to the Business for fiscal years ended December 31, 2012, 2013 and 2014, and for the quarter ended March 31, 2015 (the “Financial Information”).  Except as set forth in Section 6.3(B) of the Seller Disclosure Letter, the Financial Information was prepared in accordance with United States generally accepted accounting principles (“GAAP”) in effect at the time of such preparation applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to the Financial Information) and fairly presented in all material respects the consolidated financial position of the Business as of such date.  Notwithstanding the foregoing, Buyers acknowledge that such Financial Information was prepared by CCI for internal purposes, reflects the allocation of some but not necessarily all costs incurred by CCI or its Affiliates for the benefit of the Business, and that no representation or warranty is made that CC Buyer will be able to operate the Business for the costs reflected in the Financial Information.

Section 6.4      No Undisclosed Liabilities.  Except (a) as set forth in the Financial Information or otherwise disclosed in the notes thereto, (b) for Excluded Liabilities, (c) for multiemployer pension plan withdrawal liability from any Multiemployer Plan attributable to a full or partial withdrawal alleged to occur with respect to the Business as a result of, on, or after Closing, and (d) as set forth in Section 6.4 of the Seller Disclosure Letter, there are no Liabilities relating to the Business required to be reflected on the balance sheet for the Business in accordance with GAAP other than Liabilities (i) incurred in the Ordinary Course of Business, or (ii) that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 6.5      Taxes.  Except as set forth in Section 6.5 of the Seller Disclosure Letter:

(a)        All Tax Returns required to be filed with respect to the Real Property and the Business have been filed with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are complete and accurate, in each case, except for such failures, omissions or inaccuracies as would not, individually or in the aggregate, reasonably be expected to cause a Seller Material Adverse Effect.  With respect to the Real Property and the Business, CCI has paid all Taxes due (including withholding and other remittances) whether or not shown on such Tax Returns or has established an adequate reserve therefor, except as would not, individually or in the aggregate, reasonably be expected to cause a Seller Material Adverse Effect.

(b)        Except as set forth on Section 6.5(b) of the Seller Disclosure Letter, (i) there are no claims, actions, audits or other proceedings with any Governmental Entities pending or, to the knowledge of CCI, threatened in writing with respect to Taxes relating to the Real Property or the Business, (ii) there are no outstanding waivers extending the statutory period of limitation relating to Taxes of CCI relating to the Real Property or the Business, and (iii) there are no Liens for Taxes (other than Liens for current Taxes not yet due and payable or that are being contested in good faith) on the CCR Assets, except, in each case, as which would not, individually or in the aggregate, reasonably be expected to cause a Seller Material Adverse Effect.

(c)        Newco, once formed, is and will continuously from its inception be, properly disregarded as an entity separate from its owner for U.S. federal income tax purposes.

Section 6.6      Real Property.

(a)        The Real Property, including the portion of the Real Property subject to the Ground Leases, is described on Section 6.6(a)(i) of the Seller Disclosure Letter.  Such description shall include any and all addresses and tax parcel numbers for the Real Property.  As of the Effective Date, CCI holds good and marketable title to the Real Property subject to the Permitted Liens.  Immediately prior to Closing, in accordance with the provisions of Section 8.20, CCI shall cause Newco to hold good and marketable title to the Real Property subject to the Permitted Liens.  Except as set forth on Section 6.6(a)(iii) of the Seller Disclosure Letter, none of the Real Property consists of real property leased, licensed or occupied by CCI or any of its Affiliates as a tenant, licensee or other occupant pursuant to a lease, sublease, license or other occupancy arrangement.

(b)        There are no pending condemnation, eminent domain, or similar proceedings or actions pending or, to CCI’s knowledge, threatened in writing, with regard to the Real Property that would be reasonably likely to cause a Seller Material Adverse Effect.

(c)        Except for Permitted Liens, there are no outstanding options, rights of first offer, rights of reverter, or rights of first refusal in favor of a third party to purchase the Real Property or any portion thereof or interest therein.

Section 6.7      Intellectual Property.

(a)        To Seller’s knowledge, no trademarks and servicemark registrations and applications constituting Transferred Intellectual Property (collectively, “Transferred Marks”) are now involved in any opposition or cancellation proceeding, and, to CCI’s knowledge, no such proceeding is or has been threatened in writing with respect thereto. To Sellers’ knowledge, all Transferred Marks are subsisting, valid and enforceable, and no abandonment, cancellation, or forfeiture of any of the Transferred Marks is pending or threatened in writing. To CCI’s knowledge, neither CCI nor any of its Affiliates have received any written notice or claim challenging the validity or enforceability of any Transferred Intellectual Property that remains pending or unresolved as of the Effective Date.  To CCI’s knowledge, no Domain Names constituting Transferred Intellectual Property (collectively, “Transferred Domain Names”) are now the subject of any civil action or other legal proceeding and, to CCI’s knowledge, no such action or proceeding is or has been threatened in writing with respect thereto.  To CCI’s knowledge, the Transferred Domain Names are validly registered and maintained, and, to CCI’s knowledge, CCI has not received any written notice or claim challenging the ownership of the Transferred Domain Names that remains pending or unresolved as of the Effective Date.  To CCI’s knowledge, no third party is currently misappropriating, infringing or violating in a material manner any Transferred Intellectual Property or any Intellectual Property to be licensed to CC Buyer pursuant to the Trademark License Agreement.

(b)        Except as set forth on Section 6.7(b) of the Seller Disclosure Letter, CCI or its Affiliates own exclusively, free and clear of all Liens (except for any Permitted Liens), all Transferred Intellectual Property.  To CCI’s knowledge, CCI has not received any written notice or claim challenging CCI’s ownership of any Transferred Intellectual Property, in each case that remains pending or unresolved as of the Effective Date. To CCI’s knowledge, as of the Effective Date, CCI owns or possesses, and at the Closing, CC Buyer will own or possess, adequate and enforceable rights to use all Transferred Intellectual Property and the Intellectual Property licensed to CC Buyer pursuant to the Trademark License Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(c)        The Business is in compliance with all applicable Laws governing the collection and use of personal information and such collection and use are in compliance with the privacy policies under which the information was collected, except for possible non-compliance which, individually or in the aggregate, do not and would not reasonably be expected to have a Seller Material Adverse Effect. CCI has the right to transfer all customer data contained in the Customer List, and such transfer does not violate any applicable privacy or data security Laws or violate any privacy policies under which the information was collected, except for possible violations which, individually or in the aggregate, do not and would not reasonably be expected to have a Seller Material Adverse Effect.  Since January 1, 2013, neither CCI nor any of its Affiliates have received any written notice or claim asserting that the Business has been conducted in violation of any applicable Laws governing the collection and use of personal information or CCI’s privacy policies.

Section 6.8      Material Contracts.

(a)        Except for those Assumed Contracts that are terminable by CCI upon sixty (60) days’ notice or less without penalty, Section 6.8(a) of the Seller Disclosure Letter contains a complete and accurate list, as of the Effective Date, of (i) any written Assumed Contract (exclusive of any purchase/sale orders) of CCI relating to the Business providing on its face for aggregate annual payments to or by CCI in excess of Two Hundred Thousand Dollars ($200,000), and (ii) any Assumed Contract whereby CCI leases any real property (collectively, with the Assumed Collective Bargaining Agreements, the “Material Contracts”).

(b)        Except as set forth in Section 6.8(b) of the Seller Disclosure Letter, (i) each Material Contract is valid and binding upon CCI (and, to CCI’s knowledge, on all other parties thereto), in accordance with its terms and is in full force and effect, (ii) there is no material breach or violation of or default by CCI or, to CCI’s knowledge, by any other party, under any of the Material Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to CCI or, to CCI’s knowledge, any other party, which, with notice or lapse of time or both, would constitute a material breach, violation or default of, or give rise to a right of termination, modification, or acceleration under, any of the Material Contracts, which breach, violation, default, termination, modification, or acceleration referred to in clause (ii) or (iii), alone or in the aggregate with other such breaches, violations, defaults, terminations, modifications, or accelerations referred to in clause (ii) or (iii), would reasonably be expected to have a Seller Material Adverse Effect.  CCI has made available to CC Buyer copies of all Material Contracts, which copies, to CCI’s knowledge, are true, correct and complete in all material respects.

Section 6.9      Litigation.  Except as set forth in Section 6.9 of the Seller Disclosure Letter, there is no action, suit or proceeding, claim, arbitration or investigation against CCI, pending, or, to CCI’s knowledge, threatened in writing against, CCI relating to the CCR Assets or the Business before any arbitrator or Governmental Entity, that, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect.

Section 6.10    Environmental Matters.  Except as set forth in Section 6.10 of the Seller Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (a) to CCI’s knowledge, there are no Environmental Liabilities or Environmental Conditions, (b) there is no pending or, to CCI’s knowledge, threatened in writing enforcement action regarding an Environmental Condition with respect to the Real Property or the Business, and (c) to CCI’s knowledge, since January 1, 2013, CCI has not received written notice from any Governmental Entity or third party alleging a violation of any Environmental Law with respect to the Real Property or the Business.

Section 6.11    Permits; No Violation of Laws.  Except as set forth in Section 6.11 of the Seller Disclosure Letter, (a) CCI and, to CCI’s knowledge, CCI’s directors, officers, and key employees, are in compliance with the terms of the Seller Permits exclusively related to the Business, each of which is in full force and effect, except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (b) to CCI’s knowledge, the Business is not being conducted in violation of any applicable Law of any Governmental Entity (including, without limitation, any Gaming Laws), except for possible violations which, individually or in the aggregate, do not and would not reasonably be expected to have a Seller Material Adverse Effect, and (c) CCI has not received written notice of any investigation or review by any Governmental Entity with respect to the Business or the CCR Assets that is pending, and, to CCI’s knowledge, no investigation or review is threatened in writing, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 6.12    Labor and Employment Matters.

(a)        CCI has delivered or made available to CC Buyer lists, as of a date within thirty (30) days prior to the Effective Date, of (i) the names, job titles (or positions held) and any union affiliation of each of the Property Employees, (ii) the current annual base salary, most recent bonus paid, principal work location, the full-time/part-time/leave status, seniority and date of hire of each Property Employee, and (iii) such Property Employee’s vacation and any other paid time-off accrued to the extent such Property Employee is entitled to the same (collectively, the “Accrued PTO”).

(b)        Section 6.12(b) of the Seller Disclosure Letter contains a list of collective bargaining agreements applicable to the Property Employees as of the Effective Date (in each case, to the extent applicable to Property Employees, an “Assumed Collective Bargaining Agreement”).  A copy of each Assumed Collective Bargaining Agreement, including any current and material side agreement with each labor union, has been delivered or made available by CCI to CC Buyer.  Except as disclosed in Section 6.12(b) of the Seller Disclosure Letter, to CCI’s knowledge, there are no demands for arbitration under any Assumed Collective Bargaining Agreement.

(c)        Except as disclosed in Section 6.12(c) of the Seller Disclosure Letter, to CCI’s knowledge, there are no unfair labor practice charges or unfair labor practice complaints pending against CCI or any Affiliate of CCI related to the Hotel or any Property Employees before the National Labor Relations Board, or any similar labor relations Governmental Entities.  There is no strike, slowdown, work stoppage or lockout, or, to CCI’s knowledge, any written threat thereof, by or with respect to any Property Employees, nor has there been any such strike, slowdown, work stoppage or lockout during the three (3)-year period ending on the Effective Date.  To CCI’s knowledge, there have been no activities or proceedings of any labor union to organize any non-unionized employees at the Hotel during the three (3)-year period ending on the Effective Date, and there are no petitions for elections pending against CCI or any Affiliate of CCI as of the Effective Date before the National Labor Relations Board with respect to Property Employees or of which CCI has received written notice as of the Effective Date with respect to Property Employees.

(d)       The Business is not being conducted in violation of any applicable Law of any Governmental Entity in respect of personnel, employment and employment practices (including those related to labor, labor relations, fair employment practices, workers’ compensation, unemployment insurance, registration, labor, health and safety, occupational safety, plant closings, layoffs, employee and independent contractor classifications, immigration, affirmative action, data privacy and protection, terms and conditions of employment or service, wages and hours and nondiscrimination in employment), except for possible violations which, individually or in the aggregate, do not and would not reasonably be expected to have a Seller Material Adverse Effect.

Section 6.13    Employee Benefits.

(a)        Section 6.13(a) of the Seller Disclosure Letter lists each Seller Benefit Plan in effect as of the Effective Date, except for the Assumed Employment Agreements, which are identified in Section 8.3(c) of the Seller Disclosure Letter.  Copies of each of the following documents have been provided or made available to CC Buyer: (i) with respect to the Assumed FSA Obligations, the current summary plan description provided to Property Employees, as well as subsequent summaries of modifications thereto; (ii) with respect to the Seller 401(k) Plan, the current IRS determination or opinion letter; (iii) the Assumed Employment Agreements existing as of the Effective Date; and (iv) each Seller Benefit Plan to the extent necessary to assist Buyers in satisfying their obligations under Section 8.3(d).

(b)        (i) The Seller 401(k) Plan is intended to qualify under Section 401(a) of the Code and either (A) a favorable determination or opinion letter has been issued by the IRS as to the qualified status of the Seller 401(k) Plan and such determination or opinion letter has not been revoked or, (B) if the remedial amendment period for the Seller 401(k) Plan has not yet expired, all amendments to such Seller 401(k) Plan that are required by the IRS through the Effective Date have been adopted on a timely basis, (ii) to CCI’s knowledge, no fact or event has occurred that could adversely affect the qualified status of the Seller 401(k) Plan, and (iii) the Seller 401(k) Plan is not a “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(c)        With respect to the Assumed FSA Obligations: (i) no action or other administrative proceeding has been brought or, to CCI’s knowledge, is threatened in writing, against or with respect to the Seller 125 Plan or the assets, fiduciaries or administrators thereof, including by any Property Employee (other than routine benefits claims) or any Governmental Entity; and (ii) to CCI’s knowledge, the Seller 125 Plan has been operated and administered in compliance in all material respects with its terms and all applicable Law (including ERISA and the Code).

(d)       Except with respect to the Multiemployer Plans, no Seller Benefit Plan is, and neither CCI nor any ERISA Affiliate maintain, contribute to, have contributed to within the past six (6) years, or have any material Liability with respect to any employee benefit plan that is a pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(e)        Section 6.13(e) of the Seller Disclosure Letter lists each “multiemployer plan” (within the meaning of Section 3(37) of ERISA) under which CCI has any obligation, either directly or by reason of its affiliation with an ERISA Affiliate, whether fixed or contingent, with respect to Property Employees (the “Multiemployer Plans”).  With respect to each Multiemployer Plan, except as set forth in Section 6.13(e) of the Seller Disclosure Letter, to CCI’s knowledge: (i) no Multiemployer Plan is insolvent or in reorganization; (ii) no Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 305 of ERISA); (iii) CCI has not incurred any material Liability (including any indirect, contingent or secondary liability) to or on account of a Multiemployer Plan pursuant to Section 515, 4201, 4204 or 4212 of ERISA; (iv) no Lien imposed under the Code or ERISA on the assets of CCI or any ERISA Affiliate exists or is reasonably expected to arise on account of any Multiemployer Plan; and (v) CCI has made all required contributions and is not delinquent in any contributions to any Multiemployer Plan.

Section 6.14    Brokers.  No broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCI or its Affiliates.

Section 6.15    Insurance.  As of the Effective Date, the assets, properties and operations of the Business are insured under various policies of insurance described in

Section 6.15 of the Seller Disclosure Letter.  For each such policy, Section 6.15 of the Seller Disclosure Letter sets forth:  (a) the policy holder, (b) the name of the insurer, (c) the amounts of coverage, and (d) the expiration date.  As of the Effective Date, all such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, no notice of cancellation has been received, and, to CCI’s knowledge, there is no existing material default, or event which the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder.

Section 6.16    Absence of Changes.  Since March 31, 2015, the Business has been conducted in the Ordinary Course of Business, and there has not been any event, occurrence, state of circumstances or facts or change in the CCR Assets or the Business that has had or that may reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 6.17    Ownership of Interests.

(a)        Galleon directly owns the entire Equity Interest free and clear of any and all pledges, liens, charges, encumbrances, proxies, voting trusts, voting agreements, options, rights to purchase or other restrictions or potentially adverse claims of any kind or nature, other than as set forth in the Operative Documents or the Credit Support Documents, or any other restrictions on transfer, other than restrictions on transfer arising under applicable securities Laws and Gaming Laws.  Galleon has not sold, assigned, pledged or transferred or given any other Person any right of any nature whatsoever in and to the Equity Interest or any part thereof other than as set forth in the Operative Documents or the Credit Support Documents.

(b)        To CCI’s knowledge, CCI directly owns the entire Downtown Interest free and clear of any and all pledges, liens, charges, encumbrances, proxies, voting trusts, voting agreements, options, rights to purchase or other restrictions or potentially adverse claims of any kind or nature, other than as set forth in the Operative Documents, or any other restrictions on transfer, other than restrictions on transfer arising under applicable securities Laws and Gaming Laws.  To CCI’s knowledge, CCI has not sold, assigned, pledged or transferred or given any other Person any right of any nature whatsoever in and to the Downtown Interest or any part thereof other than as set forth in the Operative Documents.

(c)        To CCI’s knowledge, CCI directly owns the entire Reno Interest free and clear of any and all pledges, liens, charges, encumbrances, proxies, voting trusts, voting agreements, options, rights to purchase or other restrictions or potentially adverse claims of any kind or nature, other than as set forth in the Operative Documents, or any other restrictions on transfer, other than restrictions on transfer arising under applicable securities Laws and Gaming Laws.  To CCI’s knowledge, CCI has not sold, assigned, pledged or transferred or given any other Person any right of any nature whatsoever in and to the Reno Interest or any part thereof other than as set forth in the Operative Documents.

(d)       As of immediately prior the Closing, CCI will directly own the entire Newco Interest free and clear of any and all pledges, liens, charges, encumbrances, proxies, voting trusts, voting agreements, options, rights to purchase or other restrictions or potentially adverse claims of any kind or nature, other than as set forth in the Operative Documents, or any other restrictions on transfer, other than restrictions on transfer arising under applicable securities

Laws and Gaming Laws.  As of immediately prior to the Closing, CCI will not have sold, assigned, pledged or transferred or given any other Person any right of any nature whatsoever in and to the Newco Interest or any part thereof.

Section 6.18    Sufficiency of CCR Assets.  The CCR Assets, the Downtown Interest and the Reno Interest and the Real Property transferred hereunder include all of the assets that, taken together with all other arrangements contemplated by the Ancillary Agreements (including services provided by CCI and its Affiliates under the Transition Services Agreement), are reasonably necessary for the operation of the Business immediately following the Closing in substantially the same manner as currently conducted by CCI, other than (a) the Excluded Assets, (b) the Reserved Employees, and (c) the various goods and services provided by, or at the direction of, CCI’s Affiliates described on Section 6.18 of the Seller Disclosure Letter, in each case assuming that: (i) CC Buyer shall have obtained all required Governmental Approvals therefor and (ii) all Assumed Contracts shall have been assigned to CC Buyer, or otherwise CC Buyer shall have received the benefits thereunder pursuant to Section 1.4(a) (it being agreed and understood that CCI is not making any representation or warranty hereunder as to whether the amount of cash and cash equivalents included in the CCR Assets is in an amount sufficient to operate the Hotel).

Section 6.19    Newco Organization and Capitalization; Absence of Newco Liabilities.

(a)        Newco (i) will be formed for the sole purpose of acquiring the Real Property immediately prior to Closing, (ii) will, as of the Closing Date, have conducted no business other than in connection with the transactions contemplated by this Agreement (including acquiring the Real Property), and (iii) have no Liabilities other than (A) Liabilities that are not material which were incurred in connection with its formation and (B) Liabilities incurred in connection with acquiring the Real Property immediately prior to the Closing, including Liabilities for real property taxes.

(b)        At the Closing, the authorized equity interests of Newco will consist of the Newco Interest, and no other equity interests of Newco will be issued, reserved for issuance or outstanding.

Section 6.20    Acquired Personal Property.  CCI holds good title to, holds pursuant to a valid and enforceable lease, or otherwise has the legal right to use, all material tangible Acquired Personal Property, free and clear of all Liens other than Permitted Liens.

ARTICLE 7   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyers, jointly and severally, represent and warrant to Sellers that the statements contained in this ARTICLE 7 are true and correct as of the Effective Date except as expressly set forth herein or in the disclosure letter delivered by Buyers to Sellers on the Effective Date which is by this reference incorporated herein (the “Buyer Disclosure Letter”).  The Buyer Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph of the Buyer Disclosure Letter shall, to the extent reasonably apparent on the face of such disclosure that the matter disclosed is relevant to another paragraph in this Agreement, qualify such other paragraph.

Section 7.1      Organization.  Each Buyer is duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite limited liability company power and authority to carry on its business as now being conducted.  Each Buyer is duly qualified or registered to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or registration necessary, except where the failure to be so qualified, registered or in good standing would not have a Buyer Material Adverse Effect.

Section 7.2      Authority; No Conflict; Required Approvals.

(a)        Each Buyer has all requisite limited liability company power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation by such Buyer of the transactions hereunder and thereunder, have been duly authorized by all necessary limited liability company action on the part of such Buyer.  This Agreement and the Ancillary Agreements have been or will be duly executed and delivered by such Buyer and constitute or when executed will constitute a valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)        The execution and delivery by each Buyer of this Agreement and the Ancillary Agreements do not, and the consummation by such Buyer of the transactions that are contemplated by this Agreement or the Ancillary Agreements will not, (i) conflict with, or result in any violation or breach of, any provision of the articles of organization, limited liability company operating agreement or other organizational documents of such Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any written Contract or other obligation to which such Buyer is a party or by which it or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 7.2(c) hereof, conflict with or violate any permit, concession, franchise, license or Law applicable to such Buyer or any of its properties or assets, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, defaults, terminations, cancellations or accelerations, losses or failures to obtain any such consent or waiver that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c)        No Approval to, from or with, any Governmental Entity is required by or with respect to each Buyer in connection with such Buyer’s execution and delivery of this Agreement or the Ancillary Agreements or the consummation by such Buyer of the transactions that are contemplated hereby or thereby, except for (i) any Approvals required under the Gaming Laws, or (ii) such Approvals related to, required for or arising out of, compliance with the Liquor Laws.

Section 7.3      Brokers.  No broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Buyer or its Affiliates.

Section 7.4      No Financing Contingency.  Buyers have sufficient cash on hand or financing ability to enable Buyers to pay the Purchase Price, the Final Closing Payment (if any) and all fees and expenses necessary or related to the consummation and Closing of the transactions contemplated by this Agreement; provided, however, that it shall not be a condition precedent to the Closing in favor of Buyers that Buyers have obtained any financing.

Section 7.5      Licensability of Principals.  None of Buyers, nor any of their Representatives, Affiliates, or Subsidiaries (collectively the “Buyer Related Parties”), has ever been denied, or had revoked, a gaming license or finding of suitability or has ever been found unsuitable or been disqualified by a Gaming Authority or other Governmental Entity.  To Buyers’ knowledge, as of the Effective Date, there are no facts, which, if known to any Gaming Authority, would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license or other Gaming Approval held by or issued to Buyers or any Buyer Related Party, or (b) result in a negative outcome under the licensing or suitability proceedings necessary for the consummation of the transactions under this Agreement, including the imposition of any negative condition being placed on any license or finding of suitability.

Section 7.6      Permits; Compliance with Gaming Laws.  Buyers, and to their knowledge, each of the Buyer Related Parties, hold all Approvals of all Governmental Entities (including all Gaming Authorities) necessary under applicable Law to conduct the business and operations of Buyers and their Affiliates, each of which is in full force and effect in all material respects (collectively, the “Buyer Permits”), and no event has occurred which permits or results in, or upon the giving of notice or passage of time or both would permit or result in, the revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit that is currently in effect the loss of which either, individually or in the aggregate, would be reasonably likely to have a Buyer Material Adverse Effect.  Buyers, and to their knowledge, each of their Representatives, Affiliates, and Subsidiaries are in compliance with the terms of the Buyer Permits, except for such failures to comply that individually or in the aggregate, would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.  Neither Buyers nor any Buyer Related Party has received notice of any pending investigation or review by any Gaming Authority with respect to Buyers or any Buyer Related Party, and, to the knowledge of Buyers, no investigation or review is threatened in writing, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.

Section 7.7      Waiver of Buyers’ Further Due Diligence Investigation.  Each Buyer acknowledges that it is familiar with the Purchased Assets and has had the opportunity, directly or through its Representatives, to inspect the Purchased Assets and conduct due diligence activities.  Without limitation of the foregoing, each Buyer acknowledges that the Adjusted Purchase Price has been negotiated based on such Buyer’s express agreement that there would be no contingencies to Closing other than the conditions set forth in ARTICLE 9 hereof.  Further, without limiting any representation, warranty or covenant of Sellers expressly set forth herein, each Buyer acknowledges that it has waived and hereby waives as a condition to Closing any further due diligence reviews, inspections or examinations with respect to the Real Property, the Purchased Assets and the Business, including with respect to engineering, environmental, survey, financial, operational, regulatory and legal compliance matters.

Section 7.8      Litigation.  There are no actions, claims, suits or proceedings pending or, to Buyers’ knowledge, threatened in writing against any Buyer before any Governmental Entity, which, if determined adversely, could prevent or materially delay such Buyer from completing the transactions contemplated by this Agreement.

Section 7.9      No Reliance.  Each Buyer acknowledges that neither Sellers, nor any of their Representatives, Affiliates or Subsidiaries, have made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business, the Hotel, the Purchased Assets, the Assumed Liabilities, or any other matter, that is not included in this Agreement, the Seller Disclosure Letter or any certificate delivered pursuant hereto.  Without limiting the generality of the foregoing, neither Sellers, nor any of their Representatives, Affiliates or Subsidiaries, have made any representation or warranty to such Buyer with respect to (a) any projections, estimates or budgets or (b) any materials, documents or information made available to such Buyer or its Representatives in Sellers’ electronic data room or otherwise, except as expressly covered by a representation or warranty set forth in ARTICLE 6, the Seller Disclosure Letter or any certificate delivered pursuant hereto.

Section 7.10    Financial Information.  Section 7.10(A) of the Buyer Disclosure Letter contains a copy of the balance sheets and related statements of income and cash flows relating to the Joint Venture for fiscal years ended December 31, 2012, 2013 and 2014, and for the quarter ended March 31, 2015 (the “SL Financial Information”).  Except as set forth in Section 7.10(B) of the Buyer Disclosure Letter, the SL Financial Information was prepared in accordance with GAAP in effect at the time of such preparation applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to the SL Financial Information) and fairly presented in all material respects the financial position of the Joint Venture as of such date.

Section 7.11    HSR Act.  The “ultimate parent entity” (as that term is defined in 16 C.F.R. § 801.1(a)(3)) of Buyers “controls” (as that term is defined in 16 C.F.R. § 801.1(b)) the Joint Venture through its right to fifty percent (50%) or more of the profits of the Joint Venture and its right, in the event of dissolution of the Joint Venture, to fifty percent (50%) or more of the assets of the Joint Venture.

ARTICLE 8   COVENANTS

Section 8.1      Conduct of Business Prior to the Closing.  During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Escrow Period”), subject to the limitations set forth below, CCI agrees (except to the extent provided by this Agreement, the Seller Disclosure Letter or any of the transactions contemplated hereby, to the extent that CC Buyer shall otherwise consent in writing, which consent may not be unreasonably withheld, conditioned or delayed, or to the extent that CC Buyer shall be deemed to have consented pursuant to this Section), to carry on the Business in the Ordinary Course of Business.  Without limiting the generality of the foregoing, except as necessary to effect any of the transactions contemplated by this Agreement, as provided by this

Agreement or as disclosed on Section 8.1 of the Seller Disclosure Letter, during the Escrow Period, without the written consent of CC Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or deemed consent of CC Buyer pursuant to this Section, CCI agrees that it shall not:

(a)        sell, transfer, lease, dispose of, or authorize the sale, transfer, lease, or disposition of, any of the CCR Assets with a fair market value in excess of $200,000 in the aggregate, except for (i) sales or other dispositions of current assets in the Ordinary Course of Business, (ii) sales or other dispositions of equipment and other non-current assets in the Ordinary Course of Business, (iii) leases of the Real Property in the Ordinary Course of Business or that are terminable, without the payment of any consideration for early termination, on no more than ninety (90) days’ notice; (iv) the Transfer of the Real Property to Newco pursuant to Section 8.20, or (v) matters set forth on Section 8.1 of the Seller Disclosure Letter;

(b)        except in the Ordinary Course of Business or as set forth in Section 8.1 of the Seller Disclosure Letter, incur any Liabilities (including indebtedness) with respect to the Business that are Assumed Liabilities in the aggregate amount in excess of Two Hundred Thousand Dollars ($200,000); provided, however, that Sellers shall be permitted to guarantee any indebtedness incurred by MGM Resorts International until the Closing Date so long as any such guarantees are released on the Closing Date;

(c)        except with respect to the Assumed Collective Bargaining Agreements, which are addressed in Section 8.1(g) below, enter into, modify, amend or terminate any Material Contract or renew any Material Contract, except (i) in the Ordinary Course of Business, (ii) for a termination upon expiration of such Material Contract, or (iii) as required by applicable Law, the terms of such Material Contract or as set forth in Section 8.1 of the Seller Disclosure Letter; provided, that no new Material Contract shall include a term in excess of twelve (12) months; provided further, in each case, that no modification, amendment or renewal (other than a renewal already provided for in the terms of such Material Contract) shall (x) extend the term of any Material Contract beyond twelve (12) months, (y) incorporate terms that are materially different from the terms of such Material Contract as of the Effective Date, or (z) subject CC Buyer to any material Liability from and after Closing of a type to which CC Buyer would not have been subject pursuant to such Material Contract as of the Effective Date;

(d)       materially breach, violate or default upon any obligation of CCI under any Material Contract beyond any applicable notice and cure periods;

(e)        except in the Ordinary Course of Business or as set forth in Section 8.1 of the Seller Disclosure Letter, subject any of the Purchased Assets to a Lien, other than Permitted Liens;

(f)        except as set forth in Section 8.1 of the Seller Disclosure Letter, (i) increase or commit to increase any form of compensation or bonus payable by CCI to any Property Employee; or (ii) establish, enter into, adopt, join, terminate or materially amend any Seller Benefit Plan; provided, however, that, with respect to clauses (i) or (ii), such increases or other changes are permitted in the Ordinary Course of Business or as required by existing Contracts if they do not, in the aggregate, exceed four percent (4%) of the total payroll expense for the Business for calendar year 2015;

(g)        except as set forth in Section 8.1 of the Seller Disclosure Letter, extend, enter into an amendment to or renewal agreement of or otherwise change or enter into agreements implementing, including grievance adjustments and settlements under, any Assumed Collective Bargaining Agreement in a way that would adversely impact in any material respect CC Buyer as owner of the Business by treating Property Employees thereunder differently in any material respect as compared to similarly situated employees of businesses of CCI and its Affiliates (other than the Business) through any extensions, negotiations, amendments or changes agreed to by CCI or its Affiliates under collective bargaining agreements with respect to such businesses with the same union party to such Assumed Collective Bargaining Agreement, it being agreed and understood that the same or substantially similar wage and benefits increases across the Business and other businesses of CCI or its Affiliates with respect to employees covered by collective bargaining agreements with the same union shall not constitute an adverse impact under this Section 8.1(g);

(h)        fail to maintain its existing insurance coverage of all types relating to Purchased Assets (however, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, Sellers may procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies); or

(i)         enter into a Contract to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

It is agreed and understood that if CC Buyer does not grant or deny consent to a proposed action within five (5) business days of its receipt of the written request by CCI to take such action, CC Buyer shall be deemed to have consented to such action notwithstanding any other provision of this Section 8.1.

Section 8.2      Cooperation.  Subject to compliance with applicable Law (including Gaming Laws), during the Escrow Period, CCI and CC Buyer shall confer on a regular and frequent basis with one or more Representatives of one another to report on the general status of ongoing operations of the Business.

Section 8.3      Employee Matters.

(a)        Subject to the terms and conditions of the Assumed Collective Bargaining Agreements, and subject to satisfaction of CC Buyer’s standard employment qualifications, including verification of eligibility for employment, CC Buyer agrees to employ all of the Property Employees, except for the Reserved Employees, for a period of not less than six (6) months following the Closing Date; provided, however, that CC Buyer shall be permitted to (i) terminate Property Employees for cause, and (ii) make headcount adjustments, as determined by its seasonal workforce needs, consistent with CCI’s past practice, but, in any event, CC Buyer will continue to employ at least the minimum number of Property Employees necessary to avoid creating any Liabilities under the WARN Act on the part of CCI and its Affiliates, including any Liabilities that could result from any aggregation of pre-closing and post-closing employment losses during a rolling 90-day period that separately did not trigger obligations under the WARN Act.  Property Employees are not beneficiaries of this clause.  To carry out the purposes of this Section 8.3(a), not less than ten (10) days prior to the Closing Date, CC Buyer shall extend written offers of employment, on terms substantially similar to the terms of their current employment with CCI, to all of the Property Employees employed by CCI as of such date, including individuals who are on any type of leave or disability, other than the Reserved Employees.  Property Employees shall be deemed to have accepted CC Buyer’s offer of employment by reporting for work at their normal work locations (i) for Property Employees who are actively employed as of the Closing, immediately following the Closing, or (ii) automatically for any Property Employee who is on any type of leave or disability as of the Closing Date and, in either case, who has not rejected CC Buyer’s offer of employment.  CC Buyer’s offers or notices of employment shall (x) notify Property Employees of the methods of acceptance set forth in either Section 8.3(a)(i) or (ii), (y) inform Property Employees that such acceptance also constitutes consent for CCI to transfer to CC Buyer all of such Property Employee’s personnel information in CCI’s possession, to the extent transferrable; and (z) be submitted to CCI for review and approval before being delivered to the Property Employees (which approval shall not be unreasonably withheld, conditioned or delayed).  Each Property Employee who so commences employment with CC Buyer or an Affiliate of CC Buyer shall hereinafter be referred to as a “Transferred Employee.”

(b)                              CCI and its Affiliates shall layoff all Property Employees (except Reserved Employees and those Property Employees covered by an Assumed Employment Agreement), effective immediately after the Closing (“Termination of Employment”).   CCI shall notify said Property Employees that immediately following their layoffs CC Buyer will rehire all of them.  In connection with each Transferred Employees’ Termination of Employment, CCI shall: (i) pay accrued wages, after adjustment for any and all employee contributions, deductions and withholdings required by applicable Law or the Assumed Collective Bargaining Agreements, to Transferred Employees upon their Termination of Employment; (ii) make normal pension contributions required under the Multiemployer Plans to which CCI contributes with respect to the Business to the extent due for work performed prior to the Closing; and (iii) transfer to CC Buyer (and CC Buyer shall assume the obligations of) any Accrued PTO, to the extent applicable, for each Transferred Employee as of the Closing Date (“Transferred PTO”), except to the extent prohibited by applicable Law or the Assumed Collective Bargaining Agreements, in which case CCI shall pay such non-transferable Accrued PTO to such Transferred Employees upon their Termination of Employment (and, accordingly, such non-transferable Accrued PTO shall not be included in “current liabilities” for purposes of calculating CCR Net Working Capital).  For purposes of clarity, the Transferred PTO shall be included in “current liabilities” for purposes of calculating CCR Net Working Capital.  All annual and quarterly incentive or bonus payments for which Property Employees are eligible under one or more Seller Benefit Plans shall be accrued by CCI in the Ordinary Course of Business and, if such amounts become due and payable to Property Employees prior to the Closing Date, paid by CCI to the Property Employees.  If the Closing Date occurs prior to the date for which any annual or quarterly incentive or bonus payments so accrued are paid to Property Employees, CCI shall transfer to CC Buyer (and CC Buyer shall assume the obligations of) such prior-year incentive/bonus accruals or pro rata current-year incentive/bonus accruals, as applicable (the “Transferred Bonus”), in which case CC Buyer agrees that it shall pay the Transferred Bonus in accordance with the time and form of payment provisions of the applicable Seller Benefit Plan to the Property Employees who accrued such payments when due in an aggregate amount no less than the amount of such Transferred Bonus (all such bonus payments to be paid net of applicable deductions and withholdings required by applicable Law and, if applicable, the Assumed Collective Bargaining Agreements).  For purposes of clarity, the Transferred Bonus shall be included in “current liabilities” for purposes of calculating CCR Net Working Capital.  Each of the Property Employees is an at-will employee, subject to the provisions of any applicable Assumed Collective Bargaining Agreement or Assumed Employment Agreement that covers any such employee as set forth on the applicable Seller Disclosure Letter.

(c)                               Subject to the terms and conditions of any Assumed Employment Agreement, effective as of the Closing, CC Buyer shall assume the employment agreements set forth in Section 8.3(c) of the Seller Disclosure Letter to the extent in effect as of the Closing (collectively, the “Assumed Employment Agreements”).

(d)                             Subject to the terms and conditions of the Assumed Collective Bargaining Agreements currently in effect or which may be in effect at any time in the future, for a period of six (6) months immediately following the Closing, CC Buyer shall provide the Transferred Employees with employee benefits that are no less favorable in the aggregate than those benefits which the Transferred Employees were provided under the Seller Benefit Plans immediately prior to the Closing.  In addition, CC Buyer shall cause each Transferred Employee’s service with CCI and its Affiliates prior to the Closing (the “Assumed Transferred Employee Service”) to be treated the same as service with any of CC Buyer and its Affiliates from and after the Closing Date for purposes of eligibility, vesting, and benefit accrual under the plans, policies and arrangements established or maintained by CC Buyer for the benefit of any Transferred Employees (the “Buyer Benefit Plans”) (except to the extent giving such credit would result in duplication of benefits or with respect to benefit accruals under defined benefit pension plans).

(e)                               To the extent permitted under the terms of the Buyer Benefit Plans that are group health plans (the “Buyer’s Health Plans”) and applicable Law, CC Buyer shall use commercially reasonable efforts to not cause any Transferred Employees or their dependents to be subject to any “pre-existing conditions” exclusions or limitations or “actively at work” requirements which would cause any of the Transferred Employees or their dependents otherwise to be excluded from Buyer’s Health Plans (to the same extent that such exclusions and limitations would not have applied to the Transferred Employee or their dependents under comparable Seller Benefit Plans).  Following satisfaction of the requirements of the first sentence of Section 8.3(d), CC Buyer shall use its commercially reasonable efforts to cause the Buyer’s Health Plans to give credit, in determining any annual deductible, coinsurance and maximum out-of-pocket limitations, to claims incurred, amounts paid by, and amounts reimbursed to, Transferred Employees for the calendar year in which the Closing occurs under any welfare benefit plans maintained or contributed to by CCI for their benefit immediately prior to the Closing Date (to the same extent that such credit would have applied to the Transferred Employee under comparable Seller Benefit Plans).  CC Buyer and CCI shall coordinate their efforts and develop a mutually agreeable procedure to achieve the intent of this subsection.

(f)                                CC Buyer and CCI hereby agree that CC Buyer shall assume CCI’s obligations to make COBRA Coverage available to all “M&A qualified beneficiaries” as such term is defined in 29 C.F.R. Section 54.4980B-9, Q&A-4 (the “M&A QBs”) in accordance with the provisions of COBRA and, accordingly, CC Buyer shall cause its group health plan to make COBRA Coverage available to the M&A QBs.  For purposes of this subsection, the term “COBRA Coverage” means the health insurance continuation coverage required to be offered pursuant to Part 6 of Subtitle I of ERISA and Section 4980B of the Code and the regulations promulgated thereunder and, to the extent relevant, each applicable state law of similar intent (collectively, “COBRA”).

(g)                              Subject to the terms and conditions of the Assumed Collective Bargaining Agreements currently in effect or which may be in effect at any time in the future, as soon as reasonably practicable after the Closing Date, CC Buyer shall establish or designate a defined contribution retirement plan which is qualified or eligible for qualification under Section 401(a) of the Code (“Buyer’s 401(k) Plan”).  Subject to the terms and conditions of the Assumed Collective Bargaining Agreements currently in effect or which may be in effect at any time in the future, and further subject to Section 8.3(d), each Transferred Employee shall become eligible to participate in Buyer’s 401(k) Plan on the date he or she becomes an employee of CC Buyer and, for purposes of each Transferred Employee’s eligibility to participate, vesting and benefit or contribution entitlement under Buyer’s 401(k) Plan, CC Buyer shall credit all periods of employment service with CCI and its Affiliates to the same extent credited by CCI or its Affiliates as of the Closing Date. CC Buyer agrees that each Transferred Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Seller 401(k) Plan shall be eligible to rollover such distribution (including an in-kind rollover of outstanding notes associated with participant plan loans) to Buyer’s 401(k) Plan, in accordance with reasonable policies and procedures adopted by the plan administrators of such plans. Notwithstanding anything to the contrary herein, neither CC Buyer nor any of its Affiliates shall assume any Liabilities arising under or relating to the Seller 401(k) Plan. CCI agrees to take commercially reasonable actions as are necessary, including providing Transferred Employees with a 90-day grace period with regard to participant loan repayments with the goal of avoiding any deemed distributions in respect of participant loans, and CC Buyer agrees to cause the trustee and plan administrator of the Buyer’s 401(k) Plan to accept an in-kind rollover of any such participant loans, subject to being reasonably satisfied that such participant loans are properly documented and compliant with Sections 4975(d)(1) and 72(p)(2) of the Code. CCI agrees to cause the unvested components of any and all accounts of Transferred Employees under the Seller 401(k) Plan to automatically vest on the Closing Date.

(h)                              As of the Closing Date, CC Buyer shall be substituted for CCI as the contributing employer under the Multiemployer Plans to which CCI contributes with respect to the Business (the “Substituted Multiemployer Plans”).  It is the intent of the parties to satisfy the provisions of Section 4204 of ERISA with respect to any obligation that CCI may have under the Substituted Multiemployer Plans.  Therefore, CCI and CC Buyer agree as follows:  (i) from and after the Closing Date, CC Buyer shall make contributions to each Substituted Multiemployer Plan with respect to the Property Employees, in accordance with the terms of any Assumed Collective Bargaining Agreement obligating contributions to such Substituted Multiemployer Plan, for substantially the same number of contribution base units for which CCI has an obligation to contribute to such Substituted Multiemployer Plan (to the extent required by Section 4204(a)(1)(A) of ERISA); (ii) unless exempt under Pension Benefit Guaranty Corporation Regulations (upon or after Closing), CC Buyer shall post a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, or provide an amount held in escrow by a bank or similar financial institution satisfactory to such Substituted Multiemployer Plan for a period of five (5) plan years commencing with the first plan year beginning after the Closing Date in an amount and form that satisfies the requirements of Section 4204(a)(1)(B) of ERISA; and (iii) in the event that CC Buyer withdraws in a complete or partial withdrawal under Section 4201 of ERISA from a Substituted Multiemployer Plan during the first five (5) plan years beginning after the Closing Date, and CC Buyer fails to make any withdrawal liability payments when due, CCI shall, without limiting CC Buyer’s indemnification obligations under Section 11.2(b)(v), be secondarily liable for any withdrawal liability that CCI would have had to the Substituted Multiemployer Plan but for the provisions of this Section 8.3(h) and Section 4204 of ERISA.

(i)                                  CCI maintains a plan qualified under Section 125 of the Code (“Seller’s 125 Plan”) that includes flexible spending accounts for medical care reimbursements and dependent care reimbursements (“Reimbursement Accounts”) and in which Property Employees participate.  All contributions under Seller’s 125 Plan on behalf of the Transferred Employees shall cease as of the Closing Date, all of the accounts of such Transferred Employees thereunder shall be frozen as of the Closing Date, and no further contributions for the Transferred Employees shall be accepted by Seller’s 125 Plan after the Closing Date.  CC Buyer and CCI agree that, as soon as reasonably practicable after Closing, but in any event within ninety (90) days after Closing, cash equal to the aggregate value as of the Closing Date of the Reimbursement Accounts of the Transferred Employees, net of eligible expenses reimbursed before the Closing Date, shall be transferred from Seller’s 125 Plan to a plan established by CC Buyer intended to qualify under Section 125 of the Code (“Buyer’s 125 Plan”) and credited to such Transferred Employees under Buyer’s 125 Plan.  For purposes of clarity, the cash equal to the aggregate value as of the Closing Date of the Reimbursement Accounts shall be included in “current assets” for purposes of calculating CCR Net Working Capital.  CC Buyer and CCI shall coordinate their efforts and develop a mutually agreeable procedure to achieve the intent of this subsection.  Upon receipt of such amount, CC Buyer and Buyer’s 125 Plan shall assume all obligations with respect to the Reimbursement Accounts for the Transferred Employees as of the Closing Date (the “Assumed FSA Obligations”).  For purposes of clarity, the Assumed FSA Obligations shall be included in “current liabilities” for purposes of calculating CCR Net Working Capital.  CC Buyer shall recognize the elections of the Transferred Employees under Seller’s 125 Plan for purposes of Buyer’s 125 Plan for the calendar year in which the Closing occurs.  CCI shall provide CC Buyer with all information reasonably requested in order for CC Buyer and Buyer’s 125 Plan to satisfy the obligations set forth in this Section 8.3(i).  CCI and CC Buyer agree to fully cooperate with one another for the purpose of accomplishing this transfer and providing the records necessary to ensure that Seller’s 125 Plan and Buyer’s 125 Plan are and will be administered in compliance with applicable Law.

(j)                                  No provision of this Agreement shall create any third party beneficiary rights in any Person, including in any Transferred Employee, any other service provider of CCI or any Affiliate of CCI, any beneficiary or dependent of the foregoing, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Employee by CC Buyer or under any benefit plan which CC Buyer may maintain.  In addition, nothing herein, whether express or implied, shall be deemed to constitute an amendment or other modification under any Seller Benefit Plan or Buyer Benefit Plan (including any Buyer’s Health Plan), or shall limit the right of CCI or its Affiliates or CC Buyer or its Affiliates to amend, terminate or otherwise modify any such employee benefit plan, as applicable, following the Closing Date.  If (i) a party other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Seller Benefit Plan or Buyer Benefit Plan, and (ii) such provision is deemed to be an amendment to such employee benefit plan even though not explicitly designated as such in this Agreement, then, solely with respect to that employee benefit plan at issue, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

(k)                              Upon Closing, CC Buyer shall (i) become a successor union employer, as applicable, and assume all Liabilities and obligations under, and be bound by, the Assumed Collective Bargaining Agreements, each of which is listed in Section 6.12(b) of the Seller Disclosure Letter, and (ii) assume, execute or otherwise enter into any required written agreement necessary to continue participation in and contributions to any Substituted Multiemployer Plan.

(l)                                  CC Buyer shall be solely liable for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to Property Employees as a result of any action by CC Buyer or any of their Affiliates from and after the Closing.  Promptly following the Closing, CCI shall notify CC Buyer of any employment loss (as defined under the WARN Act) experienced by any of the Property Employees that occurs during the ninety (90) day period prior to the Closing. Before, on or following the Closing, CC Buyer shall comply with all provisions of the WARN Act with respect to all Transferred Employees and any Property Employees who do not accept and commence employment with CC Buyer or any of their Affiliates, and shall be responsible for any liability to any employee or Governmental Entity resulting from CC Buyer’s failure to comply with any provision of the WARN Act, including fines, back pay and attorneys’ fees.  CC Buyer shall indemnify, save and hold harmless any Seller Indemnified Party from and against any and all Damages incurred in connection with, arising out of, or resulting from any failure to provide notices required pursuant to the WARN Act and other applicable Laws of similar effect, or any other failure to comply therewith.

(m)                          During the Escrow Period, CCI agrees to notify CC Buyer of, and discuss with CC Buyer, if CCI desires to contribute to any new pension or benefit plan or CCI desires to enter into any neutrality or card check recognition voluntary agreements with any labor organizations, in each case with respect to the Business; provided, however, that CC Buyer shall not have any right to consent to any of the foregoing.

Section 8.4                       Access to Information and the Real Property; Post-Closing Cooperation.

(a)                               During the Escrow Period and upon reasonable notice, subject to applicable Law, including Gaming Laws, CCI shall afford CC Buyer’s Representatives reasonable access, during normal business hours, to the Real Property and to all personnel, properties, books, Contracts and records (whether in paper or electronic form) of the Hotel and, during such period, CCI shall promptly furnish, to the extent in its actual possession, to CC Buyer all material information concerning the Business (collectively, the “Property Documents”) as CC Buyer may reasonably request (collectively, the “Inspection”); provided, however, that (i) CC Buyer shall provide CCI with at least twenty-four (24) hours’ prior written notice of any Inspection; (ii) if CCI so requests, CC Buyer’s Representatives shall be accompanied by a Representative of CCI; (iii) CC Buyer shall not initiate contact with employees or other representatives of CCI other than such Representative of CCI designated by CCI without the prior written consent of CCI, which consent shall not be unreasonably withheld or delayed;

(iv) CC Buyer’s Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Real Property without CCI’s prior written consent, which may be withheld in CCI’s sole discretion; (v) CC Buyer shall not materially interfere with the Business; (vi) CC Buyer shall, at its sole cost and expense, promptly repair any damage to the CCR Assets or any other property owned by a Person other than CC Buyer arising from or caused by Inspection, and shall reimburse CCI for any loss arising from or caused by any Inspection, and restore the CCR Assets or such other third-party property to substantially similar condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless CCI and its Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them arising or resulting therefrom; and (vii) in no event shall this Section 8.4(a) constitute a limitation of Buyers waiver of further due diligence in Section 7.7 hereof, nor shall the results of any such Inspection or Buyers’ satisfaction therewith be a condition to Buyers obligations under this Agreement, it being the intent of the parties hereto that Buyers purchase the Real Property (indirectly by acquiring Newco) and the other Purchased Assets on an “AS IS, WHERE IS” basis.  Prior to entering the Real Property to perform any tests and assessments or for any other reason permitted hereunder and, thereafter, for the remainder of the Escrow Period, CC Buyer shall maintain a policy of comprehensive public liability insurance in an amount not less than Two Million Dollars ($2,000,000) naming CCI as an additional primary insured, insuring against any and all Liabilities for damages to property or injury or death to persons arising out of the entry onto the Real Property of all persons and property on CC Buyer’s behalf.  Such insurance policy shall be with a nationally recognized insurance company and CC Buyer shall provide CCI at least thirty (30) days prior written notice of the cancellation or termination of any such insurance policy.  Prior to CC Buyer’s entry onto the Real Property, CC Buyer shall deliver to CCI a certificate of insurance evidencing the insurance required by this Section.

(b)                              Following the Effective Date, each party hereto will hold, and will use its commercially reasonable efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), all documents and information concerning the other party or any of its Affiliates (including the Business and the Purchased Assets, as applicable) unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary Approvals of Governmental Entities in order to consummate the transactions contemplated hereby) or by other requirements of applicable Law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, unless, in either case, such documents or information can be shown to have been (1) previously known by the party receiving such documents or information without obligation to keep such documents or information confidential, (2) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (3) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential.  Notwithstanding anything to the contrary, Buyers and CCI agree that in the event any proprietary information or knowledge relating to an Excluded Asset is obtained, revealed or otherwise made known to Buyers in effecting (y) the transition from Excluded Software to replacement software pursuant to Section 1.4(c) hereof, specifically, or (z) the removal of the Excluded Assets, generally, Buyers shall not reveal, disclose, employ or otherwise use any such proprietary information and will hold such information in confidence in accordance with the terms of this Section 8.4(b).  No information or knowledge obtained in any Inspection or investigation pursuant to this Section 8.4(b) shall affect or be deemed to modify the obligations of the parties to consummate the transactions contemplated herein.  Nothing herein shall be interpreted to limit the terms of the Non-Disclosure Agreement between Guarantor and MRG effective as of January 21, 2015 (the “Confidentiality Agreement”).

(c)                               Following the Closing, and for so long as Sellers or their Affiliates are prosecuting, participating in, contesting or defending any action, claim, investigation, suit or proceeding, whenever filed or made, in connection with or involving in any way (i) this Agreement or the transactions contemplated hereby, (ii) the conduct or operation of the Business prior to or after the Closing, or (iii) the Excluded Assets and/or the Excluded Liabilities, Buyers shall (and shall cause their Affiliates and their respective Representatives, to) (A) at Sellers’ request, cooperate in all reasonable respects with Sellers and their Affiliates and their Representatives in the investigation, trial and defense of such action, claim, investigation, suit or proceeding and any appeal arising therefrom, (B) provide Sellers and their Affiliates and Representatives with reasonable access and duplicating rights to all properties, books, Contracts, commitments and records (whether in paper or electronic form) related to the Business, the Purchased Assets, the Excluded Assets and/or Excluded Liabilities, and (C) make reasonably available to Sellers and their Affiliates and Representatives its personnel (including the Transferred Employees), including for purposes of fact finding, consultation, testimony, interviews, depositions and witnesses, in each case as shall be reasonably necessary in connection with the prosecution, participation, contest or defense of the applicable action, claim, investigation, suit or proceeding by Sellers and their Affiliates and Representatives.

(d)                             Buyers and Sellers agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information relating to the Business and the Purchased Assets, including, without limitation, access to books and records, as is reasonably necessary for the completion of financial statement audits, the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any proceeding relating to any Taxes.  Each of Buyers and Sellers shall retain all books and records with respect to Taxes pertaining to the Purchased Assets and the Business for a period of at least seven (7) years following the Closing Date.  Buyers and Sellers shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets, the Business or the Purchase Price Allocation.  Subject only to the obligations under this Section 8.4(d) and Section 8.8(f), CCI and its Affiliates shall be deemed to have complied with their respective obligations with respect to any unclaimed or escheatable property under this Agreement to the extent that all Unclaimed Property, the applicable dormancy period of which elapsed on or prior to the Closing Date, has been reported, paid and remitted to the applicable authority by CCI and/or its Affiliates, as applicable.

Section 8.5                       Governmental Approvals.

(a)                               The parties hereto shall cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from, make or give to any Governmental Entities any Approvals required (A) to be obtained, made or given by Sellers, Buyers or any of their respective

Affiliates, or Representatives, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (B) under any applicable Law, including any applicable federal or state securities Laws, Gaming Laws and/or Liquor Laws (the Approvals described in the foregoing clauses (A) and (B) shall be collectively referred to herein as the “Governmental Approvals”), and (C) to avoid any action or proceedings by any Governmental Entity that could materially adversely impact the consummation of the transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement and the transactions contemplated hereby, as required under any applicable Law, including any applicable federal or state securities Laws, Gaming Laws and/or Liquor Laws, and (iv) comply with the terms and conditions of all Governmental Approvals.  Buyers and their Representatives and Affiliates shall file within five (5) business days of the Effective Date, all required initial applications and documents in connection with obtaining the Gaming Approvals from the applicable Gaming Authorities, and Buyers and their Representatives and Affiliates shall, as promptly as practicable thereafter, file all required initial applications and documents for the purpose of obtaining all other Governmental Approvals.  Buyers and their Representatives and Affiliates shall act diligently and promptly to pursue such Governmental Approvals in connection with the making of all filings and submissions required hereby.  Buyers shall promptly provide to Sellers evidence of the filing or a copy of their application for a gaming license on Form 2 in connection with the transactions contemplated hereby as reasonably requested by Sellers.  Each of Buyers and Sellers shall use commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain such Governmental Approvals as promptly as possible.  To the extent practicable, and subject to applicable Laws, each party hereto will consult with the other with regard to the exchange of information relating to Buyers or Sellers, as the case may be, and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement other than personal information regarding individuals who are filing applications.  Without limiting the foregoing, each of Buyers and Sellers shall notify the other party promptly of the receipt of comments or requests from Governmental Entities relating to any such Governmental Approvals, and shall supply the other party with copies of all correspondence between the notifying party or any of its Representatives and Governmental Entities with respect to such Governmental Approvals.

(b)                              Without limiting Section 8.5(a) hereof, Buyers and Sellers shall:

(i)                                  each use its commercially reasonable efforts to avoid the entry of, or to appeal and have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing beyond the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person; and

(ii)                              each use its commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity or any other Person with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including implementing, contesting, or resisting any litigation before any court or administrative tribunal seeking to restrain or enjoin the Closing and committing to divestitures, licensing arrangements or hold separate or similar arrangements with respect to its or its Affiliate’s assets or conduct of business arrangements to the extent  necessary to obtain any Approval from a Governmental Entity required to consummate the transactions contemplated hereby; provided, however, that nothing in this Agreement shall require Sellers or any of their Affiliates to commit to any divestitures, licensing arrangements or hold separate or similar arrangements with respect to its or its Affiliate’s assets or conduct of business arrangements.

(c)                               During the Escrow Period, each party shall promptly notify all other parties hereto in writing of any pending or, to the knowledge of Buyers or Sellers, as appropriate, threatened in writing action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Closing or any other transaction governed by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing.

Section 8.6                       Publicity.  Sellers and Buyers shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon, and use commercially reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law, reporting obligations or any listing agreement with any nationally recognized stock exchange. Notwithstanding anything to the contrary herein, Buyers and Sellers may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyers and Sellers and do not reveal non-public information regarding Buyers or Sellers. Notwithstanding the foregoing, Buyers may include a description of the terms of this Agreement in any prospectus relating to a registered offering of securities or confidential offering memorandum relating to an underwritten offering of high-yield debt securities under Rule 144A of the Securities Act.

Section 8.7                       Further Assurances and Actions.

(a)                               Subject to the terms and conditions herein, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, (i) obtaining all Approvals from or with all Governmental Entities and consents from parties to Contracts as are necessary or advisable for consummation of the transactions contemplated by this Agreement and (ii) to fulfill all conditions precedent applicable to the Closing of this Agreement.

(b)                              In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Buyers with full title to the Purchased Assets and the assumption of the Assumed Liabilities, the officers or other authorized representatives of Buyers and Sellers shall take all commercially reasonable action necessary (including executing and delivering further notices, assumptions, releases and acquisitions);  provided, that if such action is necessary due to events or circumstances particular to any Buyer, such Buyer shall bear the cost of such action and otherwise Sellers shall bear the cost of such action.  All costs and expenses related to recording the Trademark Assignment Agreements shall be borne by CC Buyer.

Section 8.8                       Tax Matters.

(a)                               Except as otherwise provided in Section 8.8(b) hereof relating to Transfer Taxes, Sellers shall be responsible for and shall promptly pay when due all Pre-Closing Taxes, and Buyers shall be responsible for and shall promptly pay when due all Post-Closing Taxes.

(i)                                  All Taxes with respect to the ownership or operation of the CCR Assets or the Business for a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows:

(1)                              in the case of any Taxes other than Taxes based upon or related to income or receipts (including, without limitation, real and personal property Taxes, but excluding any such Taxes on escheatable or unclaimed property), the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on, but including, the day before the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and the balance shall be allocable to the Post-Closing Tax Period;

(2)                              in the case of any Tax based upon or related to income or receipts (excluding any escheatable or unclaimed property), the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount which would be payable if the relevant Straddle Period ended at the end of the day before the Closing Date, and the balance shall be allocable to the Post-Closing Tax Period;

(3)                              except as specifically contemplated by this Agreement, any transaction occurring at the direction of Buyers or their Affiliates on the Closing Date or after the Closing shall be allocable to the Post-Closing Tax Period;

(4)                              notwithstanding anything to the contrary in clause (1) or (2) above, any real or personal property Taxes (other than unclaimed or escheatable property) imposed with respect to a Straddle Period which are solely attributable to any incremental increase in assessed value resulting from the transactions described in this Agreement or other transactions undertaken following Closing shall be allocable to the Post-Closing Tax Period; and

(5)                              in the case of any Unclaimed Property, the portion deemed to be allocable to the Post-Closing Tax Period shall be the amount of the Unclaimed Property the dormancy period of which elapses on or after the day after the Closing Date, and the balance shall be allocable to the Pre-Closing Tax Period.

(ii)                              Sellers and Buyers agree to cooperate and each agrees to use reasonable commercial efforts to cause all profits, losses, and all other items of income,

gain, deduction and loss for the fiscal year of the Joint Venture that includes the Closing Date to be allocated among the members of the Joint Venture, respectively, by utilizing an actual cut-off for such fiscal year as of the end of the Closing Date as permitted by Section 706 of the Code and the regulations promulgated thereunder.

Any refunds or rebates of Pre-Closing Taxes shall be the property of Sellers unless a Buyer or an Affiliate of a Buyer paid such Taxes after the Closing, and Buyers shall pay promptly to Sellers any such amounts that it receives.  Any refunds or rebates of Post-Closing Taxes shall be the property of Buyers unless a Seller or an Affiliate of Seller paid such taxes after the Closing, and Sellers shall pay promptly to Buyers any such amounts (or portions thereof) that it receives.  To the extent reasonably requested by Sellers, at Sellers’ expense, Buyers shall cooperate, and shall cause their Affiliates to cooperate, in filing amended Tax Returns or pursuing any pending contests or appeals and otherwise seeking any refunds, rebates or reductions with respect to Pre-Closing Taxes as requested by Sellers.  To the extent any refunds or rebates paid to Sellers or Buyers pursuant to this Section 8.8(a) are subsequently disallowed or required to be returned to the applicable Tax authority, the party to whom such refunds or rebates were paid agrees promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Tax authority, and any reasonable costs or expenses of the other party.  Notwithstanding the foregoing or anything herein to the contrary, real property Taxes (including, without limitation, special assessments) relating to the Real Property or the Parcel Interest for the then-current tax quarter shall be prorated between Sellers and Buyers as of Closing, based upon the latest available estimates of the amount of the real property Taxes (including, without limitation, special assessments) that will be due and payable for such quarter with respect to the Real Property or the Parcel Interest.

(b)                              All transfer, documentary, sales, use, stamp, registration, value-added and other such Taxes (including any and all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Tax) incurred at any time with respect to the sale, purchase, transfer, conveyance or assignment of any Purchased Assets or the Business or any other transaction contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by Buyers and fifty percent (50%) by Sellers.

(c)                               With respect to Tax Returns relating to the ownership or operation of the Purchased Assets:

(i)                                  Galleon shall prepare or cause to be prepared, and Galleon shall cause the Joint Venture to timely file, all Tax Returns with respect to Taxes based upon or related to income for the Joint Venture for Pre-Closing Tax Periods which are to be filed prior to, on or after the Closing Date, including the final state and federal partnership income Tax Return of the Joint Venture for the Tax year ending on the Closing Date.  With respect to any Tax Returns of the Joint Venture described in the preceding sentence: (y) at least 30 days prior to the due date (including extensions) of such Tax Returns, Galleon shall furnish a copy of such Tax Returns to ELLC, and (z) Galleon shall permit ELLC to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as reasonably requested by ELLC, subject, however, to Galleon’s determination that an alternative, reasonable position to any such proposed revision is in the best interest of the Joint Venture, which determination shall control. Galleon shall, after the Closing, continue to have all rights, powers, and obligations set forth under Sections 9.3 and 9.4 of the JV Agreement (as in effect on the Closing Date) with respect to Pre-Closing Tax Periods and Pre-Closing Tax Returns described in the first sentence of this Section 8.8(c)(i) until the date that is sixty (60) days after the expiration of the relevant statute of limitations with respect to each such Tax Return, which rights, powers, and obligations shall survive the termination or expiration of each of this Agreement and the JV Agreement.  The Joint Venture shall prepare or cause to be prepared and timely file all Tax Returns for Pre-Closing Tax Periods relating to Taxes other than Taxes based upon or related to income of the Joint Venture in accordance with past custom and practice except as required otherwise by applicable Law.  ELLC shall prepare or cause to be prepared and shall cause the Joint Venture to timely file, all Tax Returns for the Joint Venture for Straddle Periods and for any Post-Closing Tax Period.  With respect to any Tax Returns of the Joint Venture that relate to a Straddle Period:  (y) at least 30 days prior to the due date (including extensions) of such Tax Returns, ELLC shall furnish a copy of such Tax Returns to Galleon, and (z) ELLC shall permit Galleon to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as reasonably requested by Galleon.

(ii)                              Tax Returns for Downtown LLC and Reno LLC shall be prepared and filed in accordance with past custom and practice except as required otherwise by applicable Law; provided, however, that CCI shall not have any obligation to prepare or file any such Tax Returns.

(iii)                          Except as otherwise provided under Section 8.8(c)(i) with respect to Joint Venture Tax Returns, the party or parties responsible under applicable Law for filing any Tax Returns pertaining to and/or paying any Transfer Taxes or Taxes relating to a Straddle Period with respect to any of the Purchased Assets shall timely file such Tax Returns in a manner consistent with past custom and practice except as required by applicable Law, and remit to the applicable Tax authority payment of the Taxes required to be so remitted.  In the event that either Seller has made, or either Buyer or either Seller shall make, any payment for which another party is responsible under this Section 8.8, the applicable party shall make such reimbursement promptly, but in no event later than fourteen (14) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(iv)                          Except as required by applicable Law, Buyers shall not, and shall not permit any of their Subsidiaries to amend any Tax Return filed with respect to any Tax year that includes a Pre-Closing Tax Period or make any Tax election that has retroactive effect to any Tax year that includes a Pre-Closing Tax Period, in each case without the prior written consent of Sellers, such consent not to be unreasonably withheld, conditioned or delayed.

(d)                             Buyers shall have the right to control any Tax audits, Tax disputes or administrative, judicial or other proceedings (“Tax Controversies”) with respect to the Joint Venture; provided, however, that in the case of a Tax Controversy with respect to the Joint Venture, (i) if such Tax Controversy relates to Pre-Closing Taxes or Taxes that could otherwise give rise to a liability of any Seller under this Agreement, such Seller may participate in such

Tax Controversy at such Seller’s expense (including participating in any conferences, hearings, appeals, and other proceedings, as reasonably requested by such Seller), and neither the Joint Venture, nor any Buyer, shall make any written submission to any taxing authority or consent to any disposition, compromise, concession, or settlement of any Tax Controversy to the extent it could give rise to a liability of any Seller under this Agreement without such Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, and (ii) if such Tax Controversy relates to Taxes for which a Seller is solely liable, such Seller may control such Tax Controversy at Seller’s expense, except that such Seller shall not consent to any disposition or settlement of such Tax Controversy which could adversely impact any Buyer or the Joint Venture after the Closing Date without the applicable affected Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(e)                               If Buyers, the Joint Venture, or any Affiliate of Buyers or the Joint Venture receives any document with respect to the Tax matters of the Business, the CCR Assets, the Downtown Interest, the Reno Interest, the Member Note, the Equity Interest or the assets, operations or activities of the Joint Venture, Reno LLC or Downtown LLC that could affect any Seller, or any Seller or any Affiliate of any Seller receives any document with respect to the Tax matters of the Business, the CCR Assets, the Downtown Interest, the Reno Interest, the Member Note, the Equity Interest or the assets, operations or activities of the Joint Venture, Reno LLC or Downtown LLC that could affect any Buyer, the party receiving such document shall supply a copy of such document to the potentially affected party within seven (7) calendar days of receipt.  For this purpose, such Tax documents shall include requests for information, notices of proposed adjustments, revenue agent’s reports or similar reports and notices of deficiency, any other written notice of any pending or threatened in writing Tax (including unclaimed or escheatable property) audits or assessments, information document requests, and any bill for Taxes for which a party may be entitled to reimbursement under this Section 8.8.  Any information provided or obtained under this Section 8.8(e) shall be kept confidential, except as may otherwise be determined necessary in the sole discretion of any Buyer or any Seller in connection with the filing of any Tax Return, in connection with any refund claim, Tax audit, Tax claim or Tax Controversy or as required by applicable Law. Any failure to provide notice to the other party under this Section 8.8(e) shall not relieve such other party of any indemnity obligation except to the extent such party was actually and materially prejudiced as a result thereof.

(f)                                Buyers and Sellers shall cooperate as requested in preparing, executing and filing all Tax Returns and other documentation on a timely basis as may be required to comply with the provisions of this Section 8.8 or any applicable Law, and shall cooperate in good faith in responding to and otherwise handling any audit, contest, Tax Controversy or other proceeding with respect to Taxes (including unclaimed or escheatable property) for which a party may be entitled to reimbursement under this Section 8.8, including, without limitation, by promptly providing such party with all notices and other information received from the applicable taxing authority and not entering into any settlement or otherwise taking any material action with respect to such audit, contest or other proceeding without the prior written consent of such party, not to be unreasonably withheld, conditioned or delayed.

Section 8.9                       No Control.  Except as expressly permitted by the terms of this Agreement, prior to the Closing, Buyers shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, Sellers, the Real Property or the CCR Assets.  Until the Closing, the operations and affairs of Sellers, the Real

Property and the CCR Assets are the sole responsibility of and under Sellers’ complete and exclusive control, except as expressly provided for in this Agreement.

Section 8.10               Reservations; Customer List; Guests; Valet Parking; Other Transition Matters.

(a)                               Reservations.  CC Buyer will honor the terms and rates of all reservations (in accordance with their terms) at the Hotel made in the Ordinary Course of Business prior to the Closing by guests, customers or groups, including advance reservation cash deposits, for rooms, meeting spaces, other facilities or services confirmed by CCI for dates after the Closing Date.  From and after the Effective Date, CCI may continue to accept reservations for periods after the Closing in the Ordinary Course of Business.  CC Buyer recognizes that such reservations may include discounts or other benefits, including, benefits under frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by CC Buyer to the guest(s), group(s) or customer(s) holding such reservations following the Closing.  CC Buyer will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and terms provided in such agreements; provided that such agreements were made in the Ordinary Course of Business.  CC Buyer agrees that Sellers do not make, and has not made, any representation or warranty that any party holding a reservation or agreement for rooms, meeting spaces, other facilities or services will utilize such reservation or honor such agreement, and CC Buyer, by the execution hereof, assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing.

(b)                              Customer List.  Promptly following the Closing, CCI shall provide CC Buyer with the Customer List in the format used by CCI.  With respect to the Customer List, CC Buyer agrees (i) to be bound by and adhere to the terms of CCI’s privacy policies as to the personal information acquired from CCI; (ii) to provide notice to Customers for any material changes to the policies that affect information collected under the CCI privacy policies after Closing; provided changes will not affect such information collected prior to Closing without affirmative consent from Customers; (iii) to, pursuant to the terms of CCI’s privacy policies, exercise reasonable care to protect such information and restrict the use of such information to the purposes for which it was provided; and (iv) to the extent that any Customer opted-out of using or sharing his/her information, to continue to respect such opt-out unless it obtains consent from the Customer or receives an election to the contrary from the Customer.

(c)                               Safe Deposit Boxes.   Not later than thirty (30) days prior to the Closing, CCI shall use commercially reasonable efforts to send a notice by certified mail to the last known address of each Person who has stored personal property in safe deposit boxes located at the Hotel, advising them that they must make arrangements with CC Buyer to continue use of their safe deposit box and that if they should fail to do so within fifteen (15) days after the date of such notice is sent, the box will be opened in the presence of a Representative of CCI and a Representative of CC Buyer; and the contents of such box will be sealed in a package by a Representative of CCI, who shall write on the outside the name of the Person who rented the safe deposit box and the date of the opening of the box in the presence of the Representatives of CCI and CC Buyer, respectively.  The Representatives of CCI and CC Buyer shall then execute a certificate reciting the name of the Person who rented the safe deposit box, the date of the opening of the box and a list of its contents.  The certificate shall be placed in the package and a copy of it sent by certified mail to the last known address of the Person who rented the safe deposit box.  The package will then be placed in a vault arranged by CC Buyer.  Pursuant to ARTICLE 11 hereof, CCI shall be responsible for and indemnify CC Buyer against claims of alleged missing items not contained on the certificate, and CC Buyer shall be responsible for and indemnify CCI against claims of alleged missing items listed in the certificate.

(d)                             Guests’ Baggage.  At the Transfer Time, CCI and CC Buyer shall take inventory of: (i) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of the Hotel; (ii) all luggage or other property of guests retained by the Hotel as security for unpaid accounts receivable; and (iii) the contents of the baggage storage room; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be opened.  Except for the property referred to in (ii) above, which shall be removed from the  Hotel by CCI within ten (10) days after the Closing, all such baggage and other items shall be sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by said Representatives of CCI and CC Buyer as of the Transfer Time.  Said baggage and other items shall thereafter be stored and administered as CC Buyer shall choose, and CC Buyer shall be responsible for and indemnify CCI against any claims with respect thereto.

(e)                               Front Money.  To the extent required by the Gaming Laws, the closing memorandum submitted to the Nevada Gaming Authorities pursuant to Section 5.5 shall include a plan containing customary terms for the inventory of the Front Money at the Hotel.  CC Buyer and CCI agree to cooperate fully with each other in effectuating such plan (if any) that is approved by the applicable Gaming Authorities.  Effective as of the Transfer Time, Representatives of CC Buyer and CCI shall take inventory of all Front Money and identify what Persons are entitled to what portions of such Front Money.  All such Front Money shall be retained in the Hotel cage and listed in an inventory prepared and signed jointly by Representatives of CC Buyer and CCI no later than the Transfer Time.  CC Buyer shall be responsible from and after the Transfer Time for all Front Money and shall distribute Front Money only to the Persons and only in the amounts as determined pursuant to this Section 8.10(e).

(f)                                Vehicles with Valet Parking.  At the Transfer Time, CCI shall transfer control of all motor vehicles that were checked and placed in the care of the Business (the “Inventoried Vehicles”) to CC Buyer, and CC Buyer shall be solely responsible for, and indemnify CCI against any claims with respect to, the Inventoried Vehicles thereafter.

(g)                              Excluded Marks.  Within thirty (30) days after the Closing, CC Buyer shall cease all use of the Excluded Marks, any other marks substantially or confusingly similar thereto, and any other Intellectual Property of CCI or its Affiliates (excluding the Transferred Intellectual Property and the Intellectual Property licensed to CC Buyer pursuant to the Trademark License Agreement).

Section 8.11               Transfer of Utilities; Insurance.

(a)                               Utilities.  Prior to the Closing, CCI shall notify all utility companies servicing the Real Property or the Galleon/Eldorado Property of the anticipated change in ownership of the Real Property and the Galleon/Eldorado Property and request that all billings after the Closing be made to Buyers at the Real Property.  Buyers shall be responsible for paying, before the Closing, all deposits required by utility companies in order to continue service at the Real Property and the Galleon/Eldorado Property for periods after the Transfer Time and shall take any other action and make any other payments required to assure uninterrupted availability of utilities at the Real Property and the Galleon/Eldorado Property for all periods after the Closing.  Following the Closing, all utility deposits made by CCI will be refunded directly to CCI by the utility company holding same; provided that if any such utility deposit is returned to Buyers following the Closing, Buyers shall immediately remit such deposit to CCI.

(b)                              Insurance.  Sellers’ fire and casualty insurance, business interruption insurance, liability insurance and other insurance policies (collectively the “Seller Insurance Policies”) may be cancelled by Sellers as of the date of the Closing, and any refunded premiums shall be retained by Sellers.  Buyers will be responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods from and after the Transfer Time.

Section 8.12               Certain Transactions.

(a)                               From the Effective Date until the Closing, Buyers shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or by consolidating with, or by purchasing assets of or a substantial portion of equity in, or any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof engaged in the gaming business in Nevada if such acquisition or agreement to acquire could reasonably be expected to adversely affect Buyers’ ability to obtain the Gaming Approvals or to consummate the transactions contemplated by this Agreement.

(b)                              Prior to the Closing, neither Buyers nor Sellers shall take, or agree to commit to take, (i) any action that would or is reasonably likely to materially delay the receipt of, or materially impact the ability of a party to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement, or (ii) any action that would or is reasonably likely to cause any Governmental Entity to commence or re-open any suit, claim, action, proceeding, arbitration, litigation, audit or investigation that could reasonably be expected to challenge or prevent the transactions contemplated by this Agreement or delay the Closing beyond the Outside Date.

Section 8.13               FCC Approvals.

(a)                               Sellers and Buyers will, as applicable, within twenty (20) days of the Effective Date, execute and file filing copies of FCC applications to either (i) seek the consent of the FCC to the assignment of the FCC Licenses to CC Buyer, and seek the consent of the FCC to the proforma transfer of control of the SL FCC Licenses to ELLC, or (ii) have the FCC Licenses reissued by the FCC in the name of CC Buyer, and the SL FCC Licenses reissued by the FCC in the name of ELLC, as appropriate (collectively, the “FCC Approvals”).  Sellers and Buyers agree to use their respective commercially reasonable efforts to cooperate with any requests for information, filing of forms, communications with the FCC or other actions which are reasonably necessary in order to obtain the FCC Approvals.

(b)                              If the FCC Approvals have not been obtained on or before the Closing Date and no conditional or special temporary authority has been obtained or granted by the FCC that allows Buyers to operate under the FCC Licenses or the SL FCC Licenses, as applicable, then (i) the Closing shall nevertheless occur as scheduled, and (ii) the parties will comply with any applicable requirements of the FCC or applicable Law (including Sellers tendering for cancellation the FCC Licenses and the SL FCC Licenses, as applicable).  Buyers agree that it will not use or operate the equipment which is the subject of the FCC Licenses, the SL FCC Licenses or the FCC Approvals after the Closing in violation of any requirements of the FCC or any applicable Law.

Section 8.14               Insurance and Casualty.  If, before the Closing, the Hotel is damaged by fire or other casualty, then, subject to the satisfaction or waiver by the applicable party of the conditions set forth in Article 9 hereof, the Closing shall proceed as scheduled, and CCI shall, after the Closing Date, (a) cause CC Buyer to be reimbursed for the cost to repair such damage or destruction to the Hotel from the insurance proceeds, and (b) assign to CC Buyer all rights of CCI and its Affiliates against third parties (other than against its insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction or other loss; provided, that, in each case, (i) the proceeds of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement and shall constitute full compensation for the damage to the Hotel, and CCI’s sole obligation shall be to present such claim to its property insurer and cooperate in the prosecution of such claim, as appropriate and necessary and shall have no responsibility for restoration or repair of the Hotel or any resultant loss, directly, by subrogation, or otherwise; and (ii) the reimbursement of CC Buyer from insurance proceeds shall be subject to and governed by the terms and conditions of the applicable insurance policies.  Each of Section 6.6(b) and this Section 8.14 is intended as an express provision with respect to casualty and condemnation of the Real Property which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.

Section 8.15               Notice and Cure.  From the Effective Date until the Closing, Sellers and Buyers shall promptly notify the other parties in writing, as soon as practical after it becomes known to such party, of, and, subject to, with respect to CCI, the limitations set forth in Section 8.1, will use all commercially reasonable efforts to cure before the Closing any fact, circumstance, event or transaction that (i) causes any representation, covenant or agreement of Sellers or Buyers under this Agreement to be breached in any material respect or that renders untrue in any material respect any representation or warranty of Sellers or Buyers contained in this Agreement or (ii) will result in, or would reasonably be expected to result in, the failure of Sellers or Buyers to timely satisfy any of the closing conditions specified in ARTICLE 9 hereof.  No notice given pursuant to this Section 8.15 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or, subject to Section 8.17, the parties’ rights to indemnification hereunder.  For the avoidance of doubt, no failure to give notice required by this Section 8.15 with respect to a breach of any representation or warranty by the party required to give such notice shall, in and of itself, result in the subject matter of such representation or warranty breach constituting a breach of a covenant of such party.

Section 8.16               Non-Solicitation.

(a)                               Sellers shall not, and shall cause their Affiliates that are wholly-owned directly or indirectly by MGM Resorts International not to, directly or indirectly through any of their respective Representatives, prior to the first anniversary of the Closing Date, solicit employment of management employees of the Business (i.e. vice presidents and above); provided, however, that the restrictions contained in this Section 8.16(a) shall not apply to (i) general solicitations not specifically directed to any employee of the Business, and (ii) any solicitation or hiring of an individual who is no longer an employee of the Business so long as such party did not cause, induce or attempt to cause or induce such employee to no longer be employed by the Business.

(b)                              Buyers shall not, and shall cause their Affiliates not to, directly or indirectly through any of their respective Representatives, prior to the first anniversary of the Closing Date, solicit employment of management employees of Sellers or their Affiliates (i.e. vice presidents and above); provided, however, that the restrictions contained in this Section 8.16(b) shall not apply to (i) Buyers’ obligations under Section 8.3(a), (ii) the Transferred Employees, (iii) general solicitations not specifically directed to any such employees of Sellers and their Affiliates, and (iv) any solicitation or hiring of an individual who is no longer an employee of Sellers or their Affiliates so long as such party did not cause, induce or attempt to cause or induce such employees to no longer be employed by Sellers or their Affiliates.

Section 8.17               Disclosure Supplements.  From time to time prior to the Closing, Sellers may supplement or amend the Seller Disclosure Letter with respect to any matter which, if existing or occurring at or prior to the Effective Date, would have been required to be set forth or described in the Seller Disclosure Letter or which is necessary to correct any information in the Seller Disclosure Letter which has been rendered inaccurate by any event, condition, fact or circumstance occurring after the Effective Date.  Sellers shall notify Buyers in writing of the supplement or amendment of the Seller Disclosure Letter.  No such supplement or amendment shall have any effect on the satisfaction of the condition to the Closing set forth in Section 9.2(a).

Section 8.18               Assumed Proceedings.  Promptly following the Closing, CC Buyer shall take any and all actions reasonably necessary to assume the Liabilities in connection with each of the Assumed Proceedings, including written notifications to adverse parties and filings with applicable courts or tribunals to remove Sellers and their Affiliates from such Assumed Proceedings.  Sellers shall cooperate in all reasonable respects with CC Buyer and its attorneys in the investigation, trial and defense of such Assumed Proceedings and any appeal arising therefrom, and Sellers shall be reimbursed by CC Buyer for their out-of-pocket costs incurred in connection with such cooperation.  CC Buyer will keep Sellers reasonably informed of the progress of any defense, compromise or settlement of Assumed Proceedings.  CC Buyer shall not compromise or settle any Assumed Proceeding unless such compromise and settlement contains an unconditional release of Sellers and their Affiliates and Representatives in respect thereof and provides only for monetary damages that will be paid in full by CC Buyer or its insurer.

Section 8.19               Transition Services Agreement.  Recognizing the existing operational interdependencies between the Business, on the one hand, and CCI and its Affiliates, on the other hand, CCI and CC Buyer and certain of their respective Affiliates shall enter into, at the Closing, the Transition Services Agreement pursuant to the provisions of Section 5.2(r).  Under the Transition Services Agreement, CCI or its Affiliates will provide, on the terms and conditions and for the fees and charges set forth in the Transition Services Agreement, mutually agreed and specified support services customarily provided to the Hotel and the Business by CCI or its Affiliates, for a reasonable transition period that may vary from service to service, but that shall in no event last longer than one hundred twenty (120) days following the Closing Date subject to extension upon mutual agreement of the parties thereto which shall not in any event exceed sixty (60) days.  Between the Effective Date and the Closing, each party hereto shall cooperate in good faith with the other parties and use commercially reasonable efforts to negotiate the schedules of services, and the terms and conditions thereof, to be provided by CCI or its Affiliates to CC Buyer, and such schedules as are mutually agreed by the parties shall be attached to the Transition Services Agreement.

Section 8.20               Newco.  Prior to Closing, CCI shall form a new single purpose limited liability company in the State of Nevada (“Newco”), and, immediately prior to Closing, CCI shall transfer pursuant to a Grant, Bargain and Sale Deed in the form attached as Exhibit A (the “Deed”) the Real Property to Newco (the “Transfer”).  CCI shall ensure that Newco will properly be treated at all times prior to the Closing as disregarded as an entity separate from its sole owner for federal income tax purposes.  CCI will not elect or cause Newco to elect to treat Newco as an association taxable as a corporation for federal tax purposes.  The parties agree that, from and after the Closing, Newco shall not be an Affiliate of Sellers.

Section 8.21               Credit Support.  At Closing, Buyers shall have caused Galleon and MGM Tier 1 and all of their respective collateral, including, without limitation, the Two Million Five Hundred Thousand Dollars ($2,500,000) in cash collateral, to be fully released and discharged from all Credit Support Documents and any and all other loans or indebtedness related to the Joint Venture or its business, in form and substance acceptable to Galleon and MGM Tier 1.  Further, at Closing, Buyers shall take all steps necessary with the applicable agents and lenders to cause such cash collateral to be transferred to an account designated by MGM Tier 1.

Section 8.22               Customer List Exclusivity.  Sellers shall not, and shall use their commercially reasonable efforts to cause their Affiliates that are wholly-owned directly or indirectly by MGM Resorts International not to, directly or indirectly through any of their respective Representatives, prior to the first anniversary of the Closing Date, use the Customer List in their business marketing efforts; provided, however, that Sellers and their Affiliates may, but shall not be obligated to, use the name, address and email address of any Customers to send one (1) notification (in the form and substance reasonably acceptable to CC Buyer) within thirty (30) days after the Closing Date to each such Customer informing them of the discontinuation of the Players Club program at the Hotel.

Section 8.23               Cooperation.  At any time prior to the Closing Date or within twelve (12) months after the Closing Date, with respect to any financing sought by Buyers or required filings with the Securities and Exchange Commission, Sellers shall reasonably cooperate with Buyers in connection with Buyers’ preparation of audited financial statements relating to the Business covering periods prior to the Closing in connection with any such financing or required filing and, to the extent reasonably requested by Buyers, shall permit Buyers reasonable access to the  accounting records for such periods.

Section 8.24               JV Agreement Waiver.  Notwithstanding anything in the JV Agreement to the contrary, Galleon and ELLC agree to waive any requirements regarding the purchase of the Equity Interest set forth in the JV Agreement.

ARTICLE 9   CONDITIONS TO CLOSING

Section 9.1                       Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by all of the parties hereto:

(a)                               No Injunctions.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or permanent injunction or Law (each, a “Restraint”) that is in effect and that prevents or prohibits the consummation of the transactions contemplated by the Agreement or that makes it illegal for either party hereto to perform its obligations hereunder (excluding any Restraint arising from, in connection with or relating to any failure to obtain any Gaming Approval); provided, that, prior to asserting this condition, the party asserting this condition (i) shall have used its commercially reasonable efforts (in the manner contemplated by Section 8.5(b)(i)) to prevent the entry of any such Restraint and to appeal as promptly as practicable any judgment that may be entered and (ii) such party’s failure to fulfill or cause to be fulfilled in any manner any obligation under this Agreement shall not have meaningfully contributed to such Restraint.

(b)                              Gaming Approvals.  Buyers shall have obtained all Gaming Approvals required or necessary in connection with the transactions contemplated by this Agreement and necessary for ownership and operation of the Business and ownership of the Equity Interest (including approval, licensing or registration of Buyers and such of their Representatives, Affiliates, members, stockholders or other direct or indirect owners, as may be required by applicable Gaming Authorities), and all such Gaming Approvals shall be in full force and effect.

Section 9.2                       Additional Conditions to Obligations of Buyers to Effect the Closing.  The obligation of Buyers to effect the Closing is subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in whole or in part in writing exclusively by Buyers:

(a)                               Representations and Warranties.  The representations and warranties of Sellers contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Seller Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Seller Material Adverse Effect; provided, that, this condition shall be inapplicable and of no further force and effect for purposes of a Closing after the Outside Date.  Buyers shall have received a certificate signed by an authorized officer or officers of Sellers to such effect.

(b)                              Performance of Obligations of Sellers.  Sellers shall have performed in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing, including delivery of the applicable items listed in Section 5.2 hereof.  Buyers shall have received a certificate signed by an authorized officer or officers of Sellers to such effect.

Section 9.3                       Additional Conditions to Obligations of Sellers to Effect the Closing.  The obligation of Sellers to effect the Closing is subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in whole or in part in writing exclusively by Sellers:

(a)                               Representations and Warranties.  The representations and warranties of Buyers contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.  Sellers shall have received a certificate signed by an authorized officer or other authorized representative of Buyers to such effect.

(b)                              Performance of Obligations of Buyers.  Buyers shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including delivery of the applicable items listed in Section 5.2 hereof.  Sellers shall have received a certificate signed by an authorized officer or other authorized representative of Buyers to such effect.

ARTICLE 10   TERMINATION

Section 10.1               Termination.  This Agreement may be terminated at any time prior to the Closing (with respect to Section 10.1(b) through (f) hereof, by written notice by the terminating party to the other party and Escrow Agent):

(a)                               by mutual written agreement of Sellers and Buyers;

(b)                              by Sellers, if (i) the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date, or (ii) any applicable Gaming Authority shall have determined not to grant any Gaming Approval, the receipt of which is necessary to satisfy the condition set forth in Section 9.1(b); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Sellers if Sellers’ failure to fulfill any obligation of Sellers under this Agreement has been the direct cause of or directly resulted in (A) with respect to clause (i), the failure of the Closing to occur on or before the Outside Date, or (B) with respect to clause (ii), Buyers’ failure to obtain the applicable Gaming Approval;

(c)                               by either Buyers or Sellers, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action (other than any determination by or decision of a Gaming Authority to not grant a Gaming Approval, which event shall be governed by the provisions of Section 10.1(b)), in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or materially contributed to, such order, decree, ruling or action;

(d)                             by Buyers, if Sellers have materially breached any representation, warranty, covenant or agreement on the part of Sellers set forth in this Agreement that (i) would result in a failure of a condition set forth in Section 9.1 or Section 9.2 hereof to be satisfied and (ii) is not cured within thirty (30) days after written notice thereof from Buyers; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Sellers are diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 10.1(d); provided, further, that Buyers’ right to terminate this Agreement under this Section 10.1(d) shall not be available if, at the time of such intended termination, Sellers have the right to terminate this Agreement under Section 10.1(b), (c) or (e) hereof;

(e)                               by Sellers, if Buyers have materially breached any representation, warranty, covenant or agreement on the part of Buyers set forth in this Agreement that (i) would result in a failure of any condition set forth in Section 9.1 or Section 9.3 hereof to be satisfied and (ii) is not cured within thirty (30) days after written notice thereof from Sellers; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Buyers are diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 10.1(e); provided, further, that Sellers’ right to terminate this Agreement under this Section 10.1(e) shall not be available if, at the time of such intended termination, Buyers have the right to terminate this Agreement under Section 10.1(c) or (d) hereof; or

(f)                                by Buyers pursuant to Section 12.2(b).

Section 10.2               Application of the Deposit.

(a)                               Upon the termination of this Agreement pursuant to Section 10.1(d) or Section 10.1(f), Escrow Agent shall refund to Buyers the Deposit.

(b)                              Upon the termination of this Agreement for any reason other than pursuant to Section 10.1(d) or Section 10.1(f), Escrow Agent shall immediately pay to Sellers the Deposit without any further instruction from Buyers.

(c)                               Each of Sellers and Buyers acknowledges that the agreements contained in this Section 10.2 and Section 10.3 are an integral part of the transactions contemplated by this Agreement, that without these agreements Sellers and Buyers would not have entered into this Agreement, and that any amounts payable pursuant to this Section 10.2 do not constitute a penalty.

Section 10.3               Effect of Termination.

(a)                               Liability.  In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall immediately become void and there shall be no further Liability on the part of Buyers or Sellers, or their respective Affiliates or Representatives, other than as provided in Section 8.4(a), Section 8.4(b), Section 10.2, Section 10.3 and ARTICLE 13 hereof or as otherwise specifically provided herein; provided, however, that nothing contained in Section 10.3 shall relieve or limit the Liability of either party to this Agreement for any fraudulent or willful breach of this Agreement.  Upon any termination of this Agreement, Buyers shall deliver to Sellers copies of, or destroy, at Sellers’ election, any third party reports obtained in connection with its review of the Purchased Assets, the Real Property and/or the Business.

(b)                              Buyers’ Remedies.  Under the circumstances described in Section 10.1(f), Buyers’ sole and exclusive remedy shall be to terminate this Agreement and be refunded the Deposit pursuant to Section 10.2(a).  Except as expressly set forth in the first  sentence of this Section 10.3(b), the rights of termination under Section 10.1 are in addition to any other rights Buyers may have under this Agreement or at law or in equity (including, without limitation, specific performance), and the exercise of a right of termination will not be an election of remedies.

(c)                               Sellers’ Remedies.  Under the circumstances described in Section 10.1(b), the right to terminate this Agreement and Sellers’ right to receive the Deposit pursuant to Section 10.2(b) shall be the sole and exclusive remedy of Sellers and their Affiliates and Representatives.   Buyers and Sellers agree that in the event of such a termination that it would be impractical and extremely difficult to estimate the damages suffered by Sellers as a result thereof and that under the circumstances existing as of the Effective Date, the Deposit represents a reasonable estimate of the damages which Sellers will incur as a result of such termination and that the payment of such amount is not intended as a forfeiture or a penalty, but is intended to constitute liquidated damages to Sellers; provided, that this provision will not limit Sellers’ right to receive reimbursement for attorneys’ fees nor waive or affect Buyers’ indemnity obligations set forth in this Agreement, including pursuant to Section 8.4, and Sellers’ rights to be indemnified in accordance therewith.  Except as expressly set forth in the first two (2) sentences of this Section 10.3(c), the rights of termination under Section 10.1 are in addition to any other rights Sellers may have under this Agreement or at law or in equity (including, without limitation, specific performance), and the exercise of a right of termination will not be an election of remedies.

(d)                             Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated.  Any cancellation charges of the Title Insurer or Escrow Agent shall be paid by the party who breached this Agreement, and, if no party breached this Agreement, then Sellers and Buyers shall each pay one-half of such cancellation charges.

ARTICLE 11   SURVIVAL; INDEMNIFICATION

Section 11.1               Survival of Representations, Warranties, Covenants and Agreements.  Except as set forth in ARTICLE 10 and this Section 11.1, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect.  The representations and warranties made by Sellers and Buyers in this Agreement shall survive the Closing for a period of twelve (12) months; provided, however, that (a) the representations and warranties of Sellers set forth in Section 6.5 (Taxes), Section 6.10 (Environmental Matters) and Section 6.13 (Employee Benefits) shall survive the Closing for a period of twenty-four (24) months, and (b) the representations and warranties set forth in Section 6.1 (Organization), Section 6.2(a) (Authority), Section 6.2(b) (No Conflict), Section 7.1 (Organization), Section 7.2(a) (Authority), and Section 7.2(b) (No Conflict) (collectively, the “Fundamental Representations”) and any claim based on fraud or willful misconduct shall survive the Closing until the expiration of the applicable statute of limitations.  The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “R & W Survival Period” with respect to such representation or warranty.  The covenants and agreements of the parties hereto in this Agreement which are intended to be performed in whole or in part after the Closing shall survive the Closing; provided, however, that the covenants and agreements of Sellers set forth in Section 1.4, Section 1.5, Section 3.3, Section 4.2, Section 4.3(a), Section 4.3(b) and Section 4.4 shall survive the Closing only for a period of twelve (12) months following the date on which such covenant or agreement is to be performed (the “Covenant Survival Period” and, together with the R & W Survival Period, the “Survival Periods”).  The parties intend for the preceding three sentences to shorten the otherwise applicable statute of limitations and agree, that, subject to the last sentence of this Section 11.1, no claim may be brought based upon, directly or indirectly, any of the representations, warranties, covenants and agreements of Sellers contained in this Agreement after the applicable Survival Period.  The termination of the representations and warranties or covenants and agreements provided herein shall not affect a party (y) in respect of any claim made by such party in reasonable detail in a writing received by an Indemnifying Party prior to the expiration of the applicable Survival Period provided herein, or (z) in respect of any claim based in fraud or willful misconduct of the Indemnifying Party.

Section 11.2               Indemnification.

(a)                               Subject to the Survival Periods set forth in Section 11.1 and the other provisions of this ARTICLE 11, from and after the Closing, Sellers shall indemnify, save and hold harmless Buyers, their Affiliates and each of their respective Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, or resulting from:

(i)                                  any breach of any representation or warranty made by Sellers in this Agreement or any certificate delivered hereunder;

(ii)                              any breach of any covenant or agreement made, or to be performed, by Sellers in this Agreement;

(iii)                          the Excluded Liabilities; or

(iv)                          the Excluded Assets.

(b)                              Subject to the other provisions of this ARTICLE 11, from and after the Closing, Buyers shall indemnify, save and hold harmless Sellers, their Affiliates and each of their respective Representatives of any of the foregoing (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, or resulting from:

(i)                                  any breach of any representation or warranty made by Buyers in this Agreement or any certificate delivered hereunder;

(ii)                              any breach of any covenant or agreement made, or to be performed, by Buyers in this Agreement;

(iii)                          the Assumed Liabilities;

(iv)                          the Purchased Assets; or

(v)                              any claim for multiemployer pension plan withdrawal liability from any Multiemployer Plan attributable to a full or partial withdrawal alleged to occur with respect to the Business after the Closing.

(c)                               Interpretation.

(i)                                  Notwithstanding anything in this Agreement to the contrary, the term Damages shall not include any consequential, special or incidental damages, claims for lost profits, or punitive or similar damages absent fraud or willful misconduct.

(ii)                              Notwithstanding anything to the contrary in this Agreement, neither the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to any recovery of Damages pursuant to this ARTICLE 11 to the extent that any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, had actual knowledge as of the Closing of any Liability that gives rise to the Damages, including the breach of any representation, warranty, covenant or agreement of Sellers or Buyers in this Agreement, as applicable, that gives rise to such Damages, but excluding the Excluded Liabilities.

Section 11.3               Procedure for Claims between Parties.  If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and, to the extent then ascertainable, the monetary damages sought (each, an “Indemnification Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this ARTICLE 11.  Any failure to submit any such Indemnification Notice to the Indemnifying Party shall not relieve any Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

Section 11.4               Defense of Third Party Claims.

(a)                               If any lawsuit or enforcement action is filed against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this ARTICLE 11 may be sought, an Indemnification Notice with respect to such claim shall be given to the Indemnifying Party as promptly as practicable.  The failure of any Indemnified Party to give timely an Indemnification Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

(b)                              If it so elects at its own cost, risk and expense, the Indemnifying Party shall be entitled to:

(i)                                  take control of the defense and investigation of such Third Party Claim if the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will indemnify the Indemnified Party for any Damages related to the Third Party Claim;

(ii)                              employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ reasonable cost, risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party); and

(iii)                          compromise or settle such Third Party Claim, which compromise or settlement shall be made (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim and provides only for monetary damages that will be paid in full by the Indemnifying Party.

(c)                               If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.

(d)                             If the Indemnifying Party fails to assume the defense of such Third Party Claim within fifteen (15) days after receipt of the Indemnification Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to undertake, at the Indemnifying Parties’ reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)                               If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

(f)                                If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim or fails to notify the Indemnified Party whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim within sixty (60) days of the Indemnification Notice of such Third Party Claim having been provided to the Indemnifying Party, the Damages arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand following the final determination thereof.  If the Indemnifying Party disputes its liability with respect to such claim within such sixty (60) day period, then such dispute shall be resolved in accordance with the terms and conditions of Section 11.5.

Section 11.5               Resolution of Conflicts and Claims.

(a)                               If the Indemnifying Party objects in writing to any claim for indemnification made by an Indemnified Party in any written Indemnification Notice of a claim (an “Objection Notice”), Sellers and Buyers shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and Sellers and Buyers shall provide information to the other party (as reasonably requested) related to the issues set forth in the Objection Notice.  If Sellers and Buyers should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(b)                              If no such agreement is reached after good faith negotiation, either Buyers or Sellers may demand mediation of the dispute, unless the amount of the damage or loss is at issue in a pending action or proceeding involving a Third Party Claim, in which event mediation shall not be commenced until such amount is ascertained or both parties agree to mediation.  In any such mediation, Buyers and Sellers agree to employ a mediator from JAMS, Inc. to assist them in reaching resolution of such dispute.  The mediator shall be a corporate attorney with at least fifteen (15) years’ experience in acquisitions and who is mutually acceptable to both Buyers and Sellers.  The fees and expenses of the mediator shall be shared equally by Buyers and Sellers.  If, after mediation efforts, Buyers and Sellers should agree as to all or a portion of a claim, a memorandum setting forth such agreement shall be prepared and signed by both parties.  If after reasonable efforts, and over a period of sixty (60) days, the parties are unable to reach agreement on such dispute utilizing the mediator, the parties shall be permitted to proceed with any legal remedy available to such party.

Section 11.6               Limitations on Indemnity.

(a)                               No Buyer Indemnified Party shall seek, or be entitled to, indemnification from any of the Indemnifying Parties pursuant to Section 11.2(a) (other than with respect to a breach of any Fundamental Representation made by Seller or any claim based on fraud or willful misconduct of Seller) to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 11.2(a) (other than with respect to a breach of any Fundamental Representation made by Seller) are less than Two Hundred Thousand Dollars ($200,000) (the “Threshold”) or exceed an amount equal to Two Million Dollars ($2,000,000) (the “Cap”); provided, however, that, if the aggregate of all claims for Damages for which indemnification is sought pursuant to Section 11.2(a) (other than with respect to a breach of any Fundamental Representation made by Seller) equals or exceeds the Threshold, then the Buyer Indemnified Parties shall be entitled to recover for such Damages, subject to the limitations in this Section 11.6(a), only to the extent such Damages exceed the Threshold, but in any event not to exceed the Cap.

(b)                              In addition to the limitations set forth in Section 11.6(a), no Buyer Indemnified Party shall seek, or be entitled to, indemnification from any of the Indemnifying Parties pursuant to Section 11.2(a) hereof to the extent any individual claim or series of related individual claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 11.2(a) hereof is less than Twenty-Five Thousand Dollars ($25,000), at which time, subject to the limitation set forth herein, the full amount of all such Damages from and including the first dollar of such Damages shall count towards the satisfaction of the Threshold.

(c)                               In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party hereunder, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made and (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Damages (net of any costs and expenses incurred in obtaining such insurance proceeds).  In addition, for the avoidance of doubt, the Buyer Indemnified Parties shall not have any right to indemnification for any Damages to the extent (and only to the extent) such Damages were included or otherwise reserved or accrued for in the calculation of the Final Closing CCR Net Working Capital (as finally determined in accordance with Section 4.2(b)).  If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim are collected by the Indemnified Party, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) up to the amount paid by the Indemnifying Party to the Indemnifying Party.  The Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this ARTICLE 11.

(d)                             For purposes of determining the amount of any Damages pursuant to this ARTICLE 11, any breach of any representation or warranty made by Sellers hereunder shall be determined without regard to any materiality, Seller Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. For the avoidance of doubt, all materiality, Seller Material Adverse Effect, dollar thresholds and other qualifications shall be respected for purposes of determining whether there has been any breach of any representation or warranty made by Sellers.  For purposes of determining the amount of any Damages pursuant to this ARTICLE 11, any breach of any representation or warranty made by Buyers hereunder shall be determined without regard to any materiality, Buyer Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. For the avoidance of doubt, all materiality, Buyer Material Adverse Effect, dollar thresholds and other qualifications shall be respected for purposes of determining whether there has been any breach of any representation or warranty made by Buyers.

Section 11.7               Payment of Damages.  An Indemnified Party shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this ARTICLE 11, within ten (10) business days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnifying Party’s obligation to pay such amount have been determined pursuant to the provisions of Section 11.4(b) or Section 11.4(f), if applicable, or by a final judgment of a court or administrative body having jurisdiction over such proceeding.

Section 11.8               Exclusive Remedy.

(a)                               After the Closing, except with respect to fraud or willful misconduct, the indemnities provided in this ARTICLE 11 shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.  Without limiting the foregoing, Buyers and Sellers each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or willful misconduct) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, disclosure letter, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce or pursuant to the provisions of this ARTICLE 11).  Notwithstanding anything to the contrary in this Section 11.8, in the event of a fraudulent or willful breach of representations, warranties, covenants or agreements contained herein by Buyers or Sellers, any Indemnified Party shall have all remedies available at law or in equity (including for tort) with respect thereto.

(b)                              Without limiting the foregoing and subject to Section 2.1(a)(xi), the Buyer Indemnified Parties and the Seller Indemnified Parties hereby waive and agree not to seek (whether under any Environmental Law or otherwise) any statutory or common law remedy (whether for contribution, equitable indemnity or otherwise) against any Indemnifying Party with regard to any Environmental Condition or Environmental Liability, except solely in accordance with the exclusive remedy provided in this ARTICLE 11.

Section 11.9               Treatment of Indemnification Payments.  All indemnification payments made pursuant to this ARTICLE 11 shall be treated by the parties for U.S. federal income Tax purposes as adjustments to the Adjusted Purchase Price, unless otherwise required by applicable Law.

ARTICLE 12   TITLE TO REAL PROPERTY AND THE PURCHASED ASSETS

Section 12.1               Title and UCC Search.  Buyers have received the Title Commitment and the Uniform Commercial Code search of Sellers dated as of July 1, 2015 (“UCC Search”).  Buyers hereby acknowledges the Title Commitment and UCC Search as evidence of the status of CCI’s title to the CCR Assets, Galleon’s title to the Parcel Interest and acceptance of the matters thereon (other than, with respect to the UCC Search, (i) those items set forth therein to the extent related to CCLV, and (ii) that certain UCC-1 Financing Statement (filed with the Nevada Secretary of State under File No. 2009010941-6), naming CCI, as debtor, and naming Bank of America, N.A., as secured party, which CCI has caused to be released) (the “BofA Financing Statement”)) as Permitted Liens.  Buyers agree to accept title to the Real Property and the Parcel Interest subject only to the Permitted Liens.  Buyers shall upon Closing purchase a new owner’s title insurance policy (“Title Policy”) insuring that Newco is the owner of the Real Property and that ELLC is the owner of the Parcel Interest.  Such Title Policy shall (a) be issued by the Title Insurer, (b) have a coverage amount reasonably determined by Buyers and consistent with the allocation provisions of Section 3.3, (c) include a non-imputation endorsement, if applicable, and (d) be subject only to the Permitted Liens.  Buyers’ sole recourse for any defect in the title actually acquired by Newco or Buyers, as applicable, shall be to enforce rights under the Title Policy, and Sellers shall have no liability to Buyers or Newco based upon any defect in the title actually acquired by Newco or Buyers.

Section 12.2               Defects Arising After the Effective Date.

(a)                               Buyers shall cause the UCC Search and the Title Commitment to be updated not earlier than thirty (30) days and not later than fifteen (15) business days prior to the Closing.  If the updated UCC Search and/or Title Commitment discloses defects in title of the Real Property and the Parcel Interest not shown by the applicable Title Commitment, UCC Search, Seller Disclosure Letter or this Agreement which are not Permitted Liens (“Additional Exceptions”), Buyers may object to such Additional Exceptions by delivering to Sellers an itemized written notice of Buyers’ objection to such Additional Exceptions (“Defect Notice”) within five (5) business days after the date of receipt by Buyers of the updated Title Commitment or UCC Search (the “Notice Period”).  Buyers’ failure to deliver a Defect Notice during the Notice Period, or Buyers’ failure to deliver a Defect Notice as to any Additional Exceptions during the Notice Period, shall be deemed a waiver of Buyers’ right to object to such Additional Exceptions, and Buyers shall then accept such title as is described in the Title Commitment and UCC Search, as updated, without reserving any claim against Sellers for such Additional Exceptions, and such Additional Exceptions shall constitute Permitted Liens hereunder.

(b)                              If Buyers provide a Defect Notice to Sellers during the Notice Period, Sellers shall have five (5) business days after receipt of the Defect Notice within which to give written notice to Buyers as to whether Sellers elect to cure any Additional Exceptions.  Failure to notify Buyers in writing within such period of Sellers’ election shall be deemed Sellers’ election not to cure any such Additional Exceptions.  If Sellers elect, in their sole discretion, to cure any Additional Exceptions, which cure may be effected by causing the Title Insurer to insure over such matter, Sellers shall have thirty (30) days after receipt of the Defect Notice to cure any such Additional Exceptions which it elected to cure, and the Closing Date shall, if necessary, be extended accordingly.  Buyers shall have five (5) business days following either receipt of Sellers’ notice electing not to cure any Additional Exceptions or the date on which Sellers are deemed to have elected not to cure any Additional Exceptions in which to elect either to (i) waive its objection to any Additional Exceptions that Sellers do not or are deemed not to elect to cure and such Additional Exceptions shall constitute Permitted Liens hereunder; or (ii) terminate this Agreement upon written notice to Sellers and Escrow Agent.  Except if and to the extent that Sellers elect to cure any Additional Exceptions, Sellers shall be under no obligation to remove Additional Exceptions, and any failure or refusal of Sellers to do so shall not be a default of Sellers hereunder.  Sellers may cure Additional Exceptions by any of the following methods:  (i) payment and release of such Additional Exception of record; (ii) posting a bond which causes such Additional Defect to cease to be a Lien on the Real Property; or (iii) causing the Title Insurer to (A) delete such Additional Exception as an exception in the Title Policy, (B) insure over such Additional Exception in the Title Policy or (C) otherwise provide in the Title Policy affirmative coverage reasonably satisfactory to CC Buyer with respect to such Additional Exception.

Section 12.3               Survey.  Buyers may obtain an ALTA survey for the Real Property and the Parcel Interest, and Buyers agree to accept the Real Property and the Parcel Interest subject to all matters shown thereon.

Section 12.4               Warranty Disclaimer.

(a)                               SUBJECT ONLY TO SELLERS’ REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN OR IN ANY DOCUMENT EXECUTED BY SELLERS IN CONNECTION WITH THE CLOSING AND SUBJECT TO THE CONDITIONS, RIGHTS AND OBLIGATIONS SET FORTH HEREIN AND THEREIN, EACH BUYER EXPRESSLY ACKNOWLEDGES AND AGREES, AND REPRESENTS AND WARRANTS TO SELLERS, THAT SUCH BUYER HAS FULLY EXAMINED AND INSPECTED THE PURCHASED ASSETS PRIOR TO THE EXECUTION OF THIS AGREEMENT AND THAT SUCH BUYER IS FULLY CAPABLE OF EVALUATING AND HAS EVALUATED THE PURCHASED ASSETS’ SUITABILITY FOR SUCH BUYER’S INTENDED USE THEREOF, AND THAT SUCH BUYER IS PURCHASING THE PURCHASED ASSETS INCLUDING THE REAL PROPERTY (INDIRECTLY BY ACQUIRING NEWCO) AND THE PARCEL INTEREST WITH ALL DEFECTS IN THEIR “AS IS”, “WHERE IS” CONDITION AND WITH ALL FAULTS, WHETHER KNOWN, UNKNOWN, APPARENT OR LATENT.  SUCH BUYER’S DECISION TO PURCHASE THE PURCHASED ASSETS INCLUDING THE REAL PROPERTY (INDIRECTLY BY ACQUIRING NEWCO) AND THE PARCEL INTEREST IS NOT BASED ON ANY COVENANT, WARRANTY, PROMISE, AGREEMENT, GUARANTY, OR REPRESENTATION BY SELLERS OR ANY OF SELLERS’ AFFILIATES OR REPRESENTATIVES AS TO CONDITION, PHYSICAL OR OTHERWISE, TITLE, LEASES, RENTS, REVENUES, INCOME, EXPENSES, OPERATION, ZONING OR OTHER REGULATION, COMPLIANCE WITH LAW, SUITABILITY FOR PARTICULAR PURPOSES OR ANY OTHER MATTER WHATSOEVER EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY SELLERS IN CONNECTION WITH THE CLOSING AND SUBJECT TO THE CONDITIONS, RIGHTS AND OBLIGATIONS SET FORTH HEREIN AND THEREIN.

(b)                              NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (i) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS NOR ANY OF THEIR AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, IS MAKING OR WILL MAKE, AND EACH BUYER SPECIFICALLY WAIVES AND RELINQUISHES ALL RIGHTS, PRIVILEGES AND CLAIMS ARISING OUT OF, ANY ALLEGED REPRESENTATION, WARRANTY (INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE, AND WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE), PROMISE, COVENANT, AGREEMENT OR GUARANTY OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE ACCURACY OR COMPLETENESS OF ALL OR ANY PART OF THE PROPERTY DOCUMENTS; AND (ii) ANY INACCURACY, INCOMPLETENESS OR DEFICIENCY IN ANY PART OF THE PROPERTY DOCUMENTS SHALL BE SOLELY THE RISK AND RESPONSIBILITY OF SUCH BUYER AND SHALL NOT BE CHARGEABLE IN ANY RESPECT TO SELLERS OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES.

ARTICLE 13   MISCELLANEOUS

Section 13.1               Definitions.

(a)                               For purposes of this Agreement, the term:

“Accounts Receivable” means all accounts receivable (including receivables for food, beverages, telephone and casino credit), notes receivable and indebtedness for borrowed money or overdue accounts receivable, in each case, due and owing by any third party in respect of the Business.

“Acquired Personal Property” means the Personal Property, excluding the Excluded Assets and any other items of Personal Property set forth on Section 1.2(l) of the Seller Disclosure Letter.

“Adjusted Purchase Price” means an amount equal to the sum of Seventy-Two Million Five Hundred Thousand Dollars ($72,500,000) plus the Final Closing CCR Net Working Capital, plus the amount equal to fifty percent (50%) of the difference in the SL Net Working Capital from the May 2015 Calculation to the Final Closing SL Net Working Capital, plus the amount equal to fifty percent (50%) of the decrease, if any, in the Long Term Liabilities of the Joint Venture from the May 2015 Calculation to the Final Closing SL Long Term Liabilities.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.  For the avoidance of doubt, the Joint Venture shall not be deemed an Affiliate of Sellers.

“Ancillary Agreements” means the Trademark License Agreement, the Transition Services Agreement, and each assignment and/or assumption instrument delivered hereunder.

“Approvals” means all approvals, consents, licenses, permits, registrations, declarations, concessions, orders, filings, notices, findings of suitability, franchises, entitlements, waivers, exemptions, variances, certificates of occupancy and other authorizations.

“Assumed Contracts” means the Tenant Leases, the Ground Leases, the Assumed Collective Bargaining Agreements, and all service contracts, equipment leases and other leases with respect to Acquired Personal Property, Intellectual Property license agreements, license agreements, sign leases, storage leases for Hotel inventory and equipment, and other Contracts, in each case to which CCI is a party or otherwise bound, or to which any of the assets of CCI are subject, to the extent related exclusively to the Hotel, the Real Property, the Business or the CCR Assets.  Notwithstanding the foregoing, “Assumed Contracts” shall in no event include or be deemed to include any Seller Benefit Plans (other than the Assumed Employee Obligations) or Excluded Contracts.

“Assumed Employee Obligations” means the Assumed FSA Obligations, the Assumed Employment Agreements, the Assumed Collective Bargaining Agreements, the Assumed Transferred Employee Service, the Transferred Bonus, the Transferred PTO and the Liabilities arising under or relating to the Substituted Multiemployer Plan relating to the Transferred Employees to the extent set forth in Section 8.3(h) hereof or arising from and after Closing.

“Business” means the business conducted by CCI at or with respect to the Hotel.

“Buyer Material Adverse Effect” means changes, events, circumstances or effects that, individually or in the aggregate, have had, will have or could reasonably be expected to have, a material adverse effect on the (i) ability of Buyers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, taken as a whole; or (ii) business, financial condition or results of operations of Buyers and their Subsidiaries; provided, that the following, individually and in the aggregate, shall be excluded from the definition of Buyer Material Adverse Effect and from any determination as to whether a Buyer Material Adverse Effect has occurred: (a) any change, event or effects arising out of or resulting from changes in or affecting the (1) travel, hospitality or gaming industries generally, (2) the financial, banking, currency or capital markets in general; (b) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally; and (c) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement.

“CCLV” means that certain hotel and casino owned by CCI that is located in Las Vegas, Nevada and that is commonly known as “Circus Circus Las Vegas.”

“CCR Net Working Capital” means, as of any date, the difference between (i) the current assets of the Business, including cash and cash equivalents, inventory, Accounts Receivable, and current prepaid expenses and (ii) the current liabilities of the Business, including accounts payable, all accrued expenses, Gift Certificates and all Progressive Liabilities, as of such date, with each amount determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, and valuations and estimation methodologies and income recognition and expense policies that were used in preparation of the Financial Information; provided, however, that for purposes of this Agreement, the calculation of CCR Net Working Capital shall exclude any Tax assets, Tax Liabilities, Excluded Assets and Excluded Liabilities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, lease, sublease, power of attorney, note, loan, evidence of indebtedness, bond, indenture, mortgage, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, sublicense, permit, instrument, obligation, commitment, policy, purchase and sale order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Credit Support Documents” means all documents to which Galleon or MGM Resorts Tier 1 Sub B LLC (“MGM Tier 1”) are a party in connection with that certain Credit Agreement, dated as of December 16, 2013, by and among the Joint Venture, the lenders referred to therein, Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), Wells Fargo Principal Lending, LLC, as joint lead arranger and sole book manager, and OneWest Bank, FSB, as Joint Lead Arranger, including the following documents: (i) that certain Bank Account Security Agreement, dated as of December 16, 2013, among MGM Tier 1, the Joint Venture and the Administrative Agent, (ii) that certain Equity Pledge Agreement, among ELLC, Galleon, the Joint Venture and the Administrative Agent, (iii) that certain Second

Amended and Restated Deposit Account Control Agreement, dated as of 2013, by and among MGM Tier 1, the Joint Venture, the Administrative Agent, ELLC and Wells Fargo Bank, National Association, as depositary bank; (iv) that certain Cross Reimbursement, Collateral and Subordination Agreement, dated as of December 16, 2013, between MGM Tier 1, ELLC and the Joint Venture; and (v) that certain Confirmation and Amendment, dated as of December 16, 2013, by and among the Joint Venture, Galleon, the Administrative Agent, Wells Fargo Bank, National Association, as collateral trustee, and ELLC.

“Customer Deposits” means all security and other deposits, advance or pre-paid rents or other amounts and key money or deposits (including any interest thereon) relating to rooms, services and/or events at the Hotel.

“Customer List” means a compilation of information, to the extent available and maintained in the Ordinary Course of Business of CCI, regarding individual players, customers or patrons who have had their table or slot play tracked at the Business within twenty-four (24) months prior to the Closing Date, and, with respect to the foregoing, appears within the Players Club (collectively, the “Customers”).

“Domain Names” means names registered with a domain name registry in any generic top level domain recognized by Internet Corporation for Assigned Names and Numbers, including .com.

“Downtown LLC” means Downtown Management Company, LLC, a Nevada limited liability company.

“Downtown Interest” means CCI’s thirty-three and one-third percent (33 1/3%) member’s interest in Downtown LLC.

“Eldorado Note” means that certain Promissory Note, dated November 16, 2012,  made by the Joint Venture in favor of ELLC, as confirmed and amended by that certain Confirmation and Amendment, dated as of December 16, 2013, by and among the Joint Venture, Galleon, the Administrative Agent, Wells Fargo Bank, National Association, as collateral trustee, and ELLC.

“Environmental Condition” means, as relating exclusively to the Real Property or the Business, the release into the environment of any Hazardous Substance as a result of which CCI (i) has or may become liable to any Person for an Environmental Liability, (ii) is or was in violation of any Environmental Law, (iii) has or may be required to incur response costs for investigation or remediation, or (iv) by reason of which the Real Property, the Business or the CCR Assets, may be subject to any Lien under Environmental Laws; provided, however, that none of the foregoing shall be an Environmental Condition if such matter was fully remediated or otherwise fully corrected prior to the Effective Date in accordance with Environmental Law and to the satisfaction of the applicable Governmental Entity, if applicable.

“Environmental Laws” means all Laws relating to pollution or protection of health, safety or the environment, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), and the Comprehensive Environmental Response, Compensation

and Liability Act (42 U.S.C. §9601 et seq.), and other similar state and local statutes, in effect as of the Effective Date, including any judicial or administrative interpretation thereof.

“Environmental Liabilities” means all Liabilities (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, under Environmental Law and relating exclusively to the CCR Assets or the Parcel Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with CCI or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c) or (m) of the Code.

“Escrow Agent” means Nevada Title Company, Attention: Troy Lochhead, 3993 Howard Hughes Parkway, Suite 120, Las Vegas, Nevada 89169, Direct Line: (702) 251-5280, Facsimile: (702) 966-5848 and Email:  tlochhead@nevadatitle.com.

“Estimated Closing CCR Net Working Capital” means CCI’s good faith estimate of the CCR Net Working Capital of the Business as of the Transfer Time, which amount may be a positive or negative number.

“Estimated Closing SL Net Working Capital” means Buyers’ good faith estimate of the SL Net Working Capital of the Joint Venture as of the Transfer Time, which amount may be a positive or negative number.

“Estimated Closing SL Long Term Liabilities” means Buyers’ good faith estimate of the Long Term Liabilities of the Joint Venture as of the Transfer Time.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Contracts” means all Contracts listed in Section 13.1(a) of the Seller Disclosure Letter.

“Excluded Employee Liabilities” means any and all Liabilities (i) arising at any time under any Seller Benefit Plan, or in respect of any Property Employees, that is not an Assumed Employee Obligation, and (ii) for accrued compensation, wages or benefits required to be paid or otherwise satisfied by CCI on the Closing Date (and calculated effective as of the Transfer Time) to Property Employees as a result of their Termination of Employment with CCI, and any and all severance payments, contributions, withholding and deduction obligations related thereto, other than Liabilities for Transferred PTO and Transferred Bonus.

“Excluded Marks” means any service marks, trademarks, trade names, fictitious business names, slogans, designs, logos, and Internet domain names now or hereafter used or owned by CCI or any of its Affiliates other than those constituting Transferred Intellectual Property.

“Excluded Personal Property” means the following:

(i)                                  any Personal Property covered by equipment leases from Affiliates of CCI or other agreements by which property owned by Affiliates of CCI is located at the Real Property and used in connection with the Business;

(ii)                              the Excluded Software;

(iii)                          all point of sale credit card verification terminals or imprint plates owned by third parties;

(iv)                          any and all signs, menus, stationery, telephone numbers, gift shop inventory or other items indicating that the Real Property is owned and/or operated by or on behalf of CCI or its Affiliates or bearing any Excluded Mark of CCI or its Affiliates;

(v)                              all records, files and memorabilia pertaining to CCI and any past or present corporate affiliates or predecessors of CCI;

(vi)                          unless transferable by applicable Law, any gaming licenses, liquor licenses or other licenses or permits pertaining to the Hotel;

(vii)                      any personal property of the Property Employees, and all personal property, trade fixtures, signs, inventory or equipment of any lessee, licensee or concessionaire of the Hotel; and

(viii)                  any personal property held as prizes.

“Excluded Software” means all computer software owned by or licensed for use by CCI or its Affiliates, including all source codes, object codes and data bases, in any form, format or media, and whether or not stored on servers located at the Hotel, and all related user manuals, computer records, service codes, programs and stored materials (including all access codes and instructions needed to obtain access to and to utilize the information contained on such computer records), together with any and all updates and modifications of all of the foregoing and all copyrights related to the foregoing, including the Players Club and any customer tracking system.

“FCC” means the Federal Communications Commission.

“FCC Licenses” means the licenses to operate a base station or, two way security radios, at the Hotel as described in Section 13.1(c) of the Seller Disclosure Letter.

“Final Closing CCR Net Working Capital” means the CCR Net Working Capital of the Business as of the Transfer Time as set forth in the Final CCR Closing Statement, which amount may be a positive or negative number.

“Final Closing SL Net Working Capital” means the SL Net Working Capital of the Joint Venture as of the Transfer Time as set forth in the Final SL Closing Statement, which amount may be a positive or negative number.

“Final Closing SL Long Term Liabilities” means the Long Term Liabilities of the Joint Venture as of the Transfer Time as set forth in the Final SL Closing Statement.

“Front Money” means all money stored on deposit in the Hotel cage belonging to, and stored in an account for, any Person who is not CCI or an Affiliate of CCI.

“Galleon/Eldorado Property” means that certain real property located at 400 N. Virginia St., Reno, Nevada, bearing Washoe County Assessor Parcel Number 007-551-01, title to which is held jointly by Eldorado Resorts LLC and Galleon as tenants in common.

“Gaming Approvals” means all Approvals issued by any Gaming Authority or required by any Gaming Law that are necessary for or related to the conduct of gaming, casino or gambling activities or operations by any party hereto or any of their respective Affiliates, and the transactions contemplated hereby, including the transfer, ownership, operation and management of the Business, the Purchased Assets and the Assumed Liabilities.

“Gaming Authorities” means any Governmental Entity with regulatory control or jurisdiction over the conduct of lawful gaming, casino or gambling activities or operations or the ownership of a direct or indirect interest in any entity conducting such activities or operations in any jurisdiction and with respect to the Business and the Purchased Assets, specifically, the City of Reno, the Nevada Gaming Commission and the Nevada State Gaming Control Board.

“Gaming Laws” means any Law or Gaming Approval, including any condition or limitation placed thereon, governing or relating to the current or contemplated gaming, casino or gambling activities, operations or ownership of the Business, the Equity Interest, the other Purchased Assets, Sellers, Buyers or any of their respective Affiliates.

“Gift Certificate” means any certificate, coupon, voucher or other writing which entitles the holder or bearer to a credit (whether in a specified dollar amount or for a specified item, such as a room night or meal) to be applied against the usual charge for rooms, meals and/or other goods or services at the Hotel; but shall not include complimentary rooms (or room rates below average rack rates) granted to convention and other meeting groups in the Ordinary Course of Business.

“Ground Leases” means those leases described on Section 6.6(a)(ii) of the Seller Disclosure Letter pursuant to which CCI leases any portion of the Real Property.

“Hazardous Substance” means any pollutant, chemical, or substance listed or otherwise defined as toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable, or hazardous, whether solid, liquid or gas, under applicable Environmental Laws, or that otherwise results in any Environmental Liability, including any quantity of friable asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Hotel” means that certain hotel and casino located on the Real Property and commonly known as the “Circus Circus Hotel and Casino – Reno.”

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, technologies, discoveries, apparatus, know-how, trade secrets, trademarks, trademark registrations and applications, domain names, trade dress, service marks, service mark registrations and applications, trade names, and all goodwill associated with the foregoing, copyright registrations, copyrightable and copyrighted works, rights of publicity, rights of privacy, and moral rights.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“Joint Venture” means Circus and Eldorado Joint Venture, LLC, a Nevada limited liability company.

“JV Agreement” means the Operating Agreement of Circus and Eldorado Joint Venture, LLC, dated as of July 1, 2013.

“knowledge” means (i) when used in the phrase “CCI’s knowledge” and words of similar import, the actual knowledge, after reasonable inquiry, of: Donald Thrasher and Tony Mavrides, (ii) when used in the phrase “Sellers’ knowledge” and words of similar import, the actual knowledge, after reasonable inquiry, of: Donald Thrasher and Tony Mavrides, and (iii) when used in the phrase “Buyers’ knowledge” and words of similar import, the  actual knowledge, after reasonable inquiry, of: Robert Jones and Glenn Carano.

“Law” means any domestic law, constitution, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, policy, guidance, court decision, rule of common law or finding.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, demand, expense, Tax, claim, loss, cost, damage, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgages, pledges, liens, hypothecations, security interests, agreements, conditional or installment sale agreements, limitations on voting rights, charges, options, rights of first refusals, easements, rights of way, leases, subleases, license agreements, sublicense agreements, occupancy and concession agreements, covenants, restrictions, title matters, title defects, encroachments, assessments or any other claims of third parties or other encumbrances of any kind whatsoever.

“Long Term Liabilities” means, as of any date, liabilities of the Joint Venture other than current liabilities, the Member Note and the Eldorado Note.

“Markers” means any amounts owed by any Person that is not an Affiliate of CCI to CCI related to the Hotel for gaming chips, tokens or similar cash equivalents used at the Hotel delivered to such Person on credit or otherwise; provided, however, Markers shall not include any such amounts that have been written off by CCI.

“Member Note” means that certain Promissory Note, dated November 16, 2012,  made by the Joint Venture in favor of Galleon, as confirmed and amended by that certain Confirmation and Amendment, dated as of December 16, 2013, by and among the Joint Venture, Galleon, the Administrative Agent, Wells Fargo Bank, National Association, as collateral trustee, and ELLC.

“MRG” means Mandalay Resort Group, a Nevada corporation.

“NRS” means the Nevada Revised Statutes.

“Operative Documents” means, (i) with respect to the Equity Interest, all governing documents, articles of organization, partnership agreements, operating or limited liability company agreements, subscription agreements, side letters and other agreements to which Galleon is a party that govern the rights and obligations of Galleon as an owner of the Equity Interest, to the extent any Buyer has knowledge of any such documents, (ii) with respect to Newco Interest, the articles of organization and the operating agreement that govern the rights and obligations of CCI as the initial owner of the Newco Interest,  (iii) with respect to the Downtown Interest, all governing documents, articles of organization, partnership agreements, operating or limited liability company agreements, subscription agreements, side letters and other agreements to which CCI is a party that govern the rights and obligations of CCI as an owner of the Downtown Interest, to the extent any Buyer has knowledge of any such documents, and (iv) with respect to the Reno Interest, all governing documents, articles of organization, partnership agreements, operating or limited liability company agreements, subscription agreements, side letters and other agreements to which CCI is a party that govern the rights and obligations of CCI as an owner of the Reno Interest, to the extent any Buyer has knowledge of any such documents.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with such Person’s past practices and is taken in the ordinary course of such Person’s day-to-day operations.

“Outside Date” means the date which is one hundred fifty (150) days following the Effective Date, unless the Closing Date is extended pursuant to Section 5.1, in which case it means the date which is one hundred fifty (150) days following the Effective Date plus the number of days of such extension in accordance with the provisions of Section 5.1.

“Parcel Interest” means Galleon’s undivided one-half interest in the Galleon/Eldorado Property.

“Passenger/Delivery Vehicles” means those certain passenger or delivery vehicles and recreational vessels identified in Section 13.1(d) of the Seller Disclosure Letter.

“Permitted Liens” means, with respect to the Purchased Assets, (i) Liens for assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; (ii) Liens for Taxes not yet due and payable and Taxes being contested in good faith by appropriate proceedings; (iii) mechanics’ and materialmen’s Liens not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; (iv) Liens in respect of judgments or awards with respect to which CCI shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which CCI shall have secured a stay of execution pending such appeal or such proceeding for review; (v) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, the Purchased Assets; provided that, such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of the Purchased Assets for the purposes for which they are held; (vi) any Liens or privileges vested in any lessor, licensor or permitter for rent or other obligations of CCI or Galleon thereunder so long as the payment of such rent or the performance of such obligations is not delinquent; (vii) rights of tenants under operating leases and Hotel guests whose occupancy may be terminated on short notice; (viii) with respect to the Real Property and the Parcel Interest, all matters disclosed by any survey for the Real Property or the Parcel Interest and all exceptions described in the Title Commitment or the Title Policy; (ix) all matters disclosed on the UCC Search excluding, for clarification, (a) items related to CCLV, and (b) Liens disclosed by the BofA Financing Statement; (x) any Assumed Liability; (xi) any such other Liens, imperfections of title and other similar matters that do not, individually or in the aggregate, materially impair the current use and enjoyment of any material Purchased Asset; (xii) any Lien created or suffered by any Buyer; (xiii) any matter Title Insurer at Closing insures over or for which it otherwise provides affirmative title coverage reasonably satisfactory to the applicable Buyer in the Title Policy; (xiv) zoning and subdivision ordinances, terms and conditions of licenses, permits and other Approvals for the Purchased Assets, and the Laws of any Governmental Entity having jurisdiction over the Purchased Assets; and (xv) any Liens set forth in the Operative Documents or in the Credit Support Documents and restrictions on transfer arising under applicable securities Laws and Gaming Laws.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Entity, or other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).

“Personal Property” means, with respect to the Business, any and all office, hotel, casino, showroom, restaurant, bar, convention, meeting and other furniture, furnishings, fittings, appliances, equipment, equipment manuals, “gaming devices” (as defined in NRS 463.0155), other gaming “associated equipment” (as defined in NRS 463.0136), slot machines, gaming tables and gaming paraphernalia (including parts or inventories thereof), Passenger/Delivery Vehicles, computer hardware and IT hardware systems, reservations terminals, software, point of sale equipment, two-way security radios and base station, machinery, apparatus, appliances, draperies, art work, carpeting, keys, building materials, telephones and other communications equipment, televisions,  maintenance equipment, tools, signs and signage, office supplies, engineering, maintenance and cleaning supplies and other supplies of all kinds; stationery and printing, linens (sheets, towels, blankets, napkins), uniforms, silverware, glassware, chinaware, pots, pans and utensils, and food, beverage, alcoholic beverage inventories, and all other articles of personal property, whether owned or leased by CCI, in each case, that are (i) located at the Hotel or any storage facility leased by CCI for the Hotel and (ii) used or held for use in the Business.

“Players Club” means, collectively, any and all customer or player loyalty or rewards programs utilized by CCI or its Affiliates at the Hotel.

“Post-Closing Tax Period” means any Tax period beginning on the Closing Date and that portion of a Straddle Period beginning on the Closing Date; provided, however, that with respect to the Equity Interest, the Downtown Interest, the Reno Interest, the Member Note and the Joint Venture, “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Post-Closing Taxes” means all Taxes of Newco and all Taxes of, or payable by, Buyers and their Affiliates relating to the ownership, operation or disposition of the CCR Assets, the Business, the Member Note, the Downtown Interest, the Reno Interest or the Equity Interest, in each case that are attributable to a Post-Closing Tax Period, including, for the avoidance of doubt, any Taxes allocable to a Post-Closing Tax Period under Section 8.8(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the day before the Closing Date and that portion of any Straddle Period ending at the close of business on the day before the Closing Date; provided, however, that with respect to the Equity Interest, the Downtown Interest, the Reno Interest, the Member Note and the Joint Venture, “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending at the close of business on the Closing Date.

“Pre-Closing Taxes” means all Taxes of, or payable by, Sellers and their respective Affiliates relating to the ownership, operation or disposition of the CCR Assets, the Business, the Member Note, the Downtown Interest, the Reno Interest or the Equity Interest, in each case that are attributable to a Pre-Closing Tax Period, including, for the avoidance of doubt, any Taxes allocable to a Pre-Closing Tax Period under Section 8.8(a).

“Progressive Liabilities” means the sum of (i) the face amounts of the progressive slot machine meters with an in house progressive jackpot feature (if such slot machines are not removed by the vendor at or before the Transfer Time) and (ii) the face amounts of the meters for the table games with an in house progressive jackpot feature.

“Property Employee” means each employee of CCI who is located at the Real Property or on leave and performs services primarily related to the Business.

“Purchase Price” means an amount equal to the sum of Seventy-Two Million Five Hundred Thousand Dollars ($72,500,000) plus the Estimated Closing CCR Net Working Capital, plus the amount equal to fifty percent (50%) of the difference in the SL Net Working Capital from the May 2015 Calculation to the Estimated Closing SL Net Working Capital, plus the amount equal to fifty percent (50%) of the decrease, if any, in the Long Term Liabilities of the Joint Venture from the May 2015 Calculation to the Estimated Closing SL Long Term Liabilities.

“Purchase Price Overage” means the amount, if any, by which the Adjusted Purchase Price is greater than the Purchase Price.

“Purchase Price Shortage” means the amount, if any, by which the Purchase Price is greater than the Adjusted Purchase Price.

“Real Property” means the real property described on Section 6.6(a) of the Seller Disclosure Letter attached hereto, in each case together with the buildings and structures located thereon, and any and all associated parking areas, fixtures, fences, walls, paving, driveways, walkways, plazas, landscaping, permanently affixed utility systems and all other improvements located thereon (the buildings, structures, parking areas, fixtures and all such other improvements located thereon are referred to herein collectively as the (“Improvements”)).

“Reno LLC” means Reno Promotions LLC, a Nevada limited liability company.

“Reno Interest” means any and all member’s interest in Reno LLC held by CCI.

“Representatives” means, with respect to a Person, such Person’s directors, managers, officers (or other Persons performing management functions similar to officers), employees, advisors, agents or other representatives.

“Reserved Employees” means the Property Employees that are listed in Section 13.1(e) of the Seller Disclosure Letter.

“Seller 401(k) Plan” means the MGM Resorts 401(k) Savings Plan.

“Seller Benefit Plan” means all (i) “employee welfare benefit plans,” within the meaning of Section 3(1) of ERISA; (ii) “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA; (iii) bonus, stock option, stock purchase, restricted stock, deferred stock, performance stock, stock appreciation, stock unit, phantom stock or other equity or equity-linked plan, program, agreement, arrangement, commitment and/or practice; (iv) employment, consulting, noncompetition, nondisclosure, nonsolicitation, change-in-control, retention, incentive, deferred compensation, pension or retirement, supplemental retirement, excess benefit, severance, termination, profit sharing and similar plan, program, agreement, arrangement, commitment and/or practice; and (v) savings, fringe benefit, medical, retiree medical, dental, vision, cafeteria, insurance, disability, accident, salary continuation, flex spending, adoption/dependent/employee assistance, tuition, accrued leave, vacation, sick pay, sick leave, unemployment, other welfare fringe benefit and other employee compensation plans, programs, agreements, arrangements, commitments and/or practices (whether or not insured), in each case, maintained, sponsored or contributed to by, entered into or creating Liability for CCI or any Affiliate of CCI, in each case, with respect to any Property Employee or any dependent or beneficiary of any Property Employee.

“Seller Material Adverse Effect” means changes, events, circumstances or effects that, individually or in the aggregate, have had, will have or could reasonably be expected to have a material adverse effect on (i) the ability of any Seller to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, taken as a whole, or (ii) the business, financial condition, or results of operations of the Purchased Assets or the Business, taken as a whole; provided, that the following, individually and in the aggregate, shall be excluded from the definition of Seller Material Adverse Effect and from any determination as to whether a Seller Material Adverse Effect has occurred:  (a) any change, event or effects arising out of or resulting from changes in or affecting (1) the travel, hospitality or gaming industries generally or (2) the financial, banking, currency or capital markets in general, (b) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement or any Ancillary Agreement, (c) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally, (d) any change, event or effect arising out of or resulting from changes in general economic conditions, applicable Law, or accounting principles, and (e) the failure of the Purchased Assets, the Real Property or the Business to meet any financial or other projections.  Accordingly, a Seller Material Adverse Effect does not include matters such as legal, regulatory, economic, industry, political, industrial, climatic, geographic or demographic conditions, factors, changes or circumstances or financial, banking or capital market changes, in each case, which are related to companies, businesses or premises generally (domestically or internationally) or to companies, businesses or premises in the gaming, recreational, resort, entertainment, leisure or similar sectors within the State of Nevada, throughout the United States or internationally.  For example, a national or local economic recession or proposed legislation involving smoking areas in casinos throughout Nevada or proposed legislative changes respecting expansion of gaming in other jurisdictions, including California, is not a Seller Material Adverse Effect.

“Seller Permits” means all material permits, registrations, findings of suitability, licenses, authorizations, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including those under Gaming Laws) necessary to conduct the Business.

“SL FCC Licenses” means the licenses to operate a base station or, two way security radios, at the hotel owned by the Joint Venture as described in Section 13.1(b) of the Seller Disclosure Letter.

“SL Net Working Capital” means, as of any date, the difference between (i) the current assets of the Joint Venture, including cash and cash equivalents, inventory, accounts receivable, and current prepaid expenses, plus, without duplication, the credit support deposits, and (ii) the current liabilities of the Joint Venture, including accounts payable, accrued expenses, gift certificates, the current portion of long-term debt, and progressive liabilities, as of such date, with each amount determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, and valuations and estimation methodologies and income recognition and expense policies that were used in preparation of the SL Financial Information.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, gross receipts, profits, gaming, live entertainment, transient lodging, excise, real or personal property, environmental, customs duties, sales, use, value-added, ad valorem, alternative, add-on minimum, estimated, registration, withholding, social security, retirement, employment, unemployment, workers’ compensation, disability, severance, premium, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing with respect to Taxes, including attachments thereto and amendments thereof.

“Tenant Leases” means all leases, license agreements and occupancy agreements pursuant to which any third Person has the right to occupy any portion of the Real Property.  For the avoidance of doubt, Tenant Leases shall not include (i) any Contract with respect to, or reservation of, any Hotel guest or group whose occupancy may be terminated on short notice, (ii) any Contract granting to a third Person an easement or similar right or permitting any encroachment with respect to any portion of the Real Property, or (iii) any Contract for use of any convention, meeting or similar space within the Hotel.

“Title Commitment” means that certain title commitment for the Real Property and the Parcel Interest, dated June 25, 2015, issued by Title Insurer, Order Number NCS-646558-HHLV.

“Title Insurer” means First American Title Insurance Company.

“Transfer Time” means 11:59:59 p.m., Pacific Time, on the day prior to the Closing Date.

“Transferred Intellectual Property” means the trademark and service mark registrations and applications and the Domain Names listed in Section 1.1(e) of the Seller Disclosure Letter.

“Uccelli Lease” means that certain Lease, dated October 16, 1978, by and between Robert Lewis Uccelli, Guardian of the person and estate of Victoria Chiesa Uccelli, as lessor, and Nevada Greens, William N. Pennington, as Trustee pursuant to the William N. Pennington and Barbara H. Pennington Community Property Trust Agreement, dated August 29, 1977, and William G. Bennett, as Trustee pursuant to the William G. Bennett and Lynn M. Bennett Community Property Trust Agreement dated September 1, 1977, as lessee, as modified by that certain Assignment of Lease, dated January 31, 1982, as modified by that certain letter dated April 11, 1986 to Richard L. Davenport, Esq. from Mike Sloan, as Vice President and General Counsel of Circus Circus Enterprises, Inc., regarding a rent increase of $551.66 per month effective July 1, 1985, and further modified by that certain Warranty Deed, made by Circus Circus Enterprises, Inc. in favor of CCI, dated as of January 29, 1988.

“Unclaimed Property” means all abandoned or unclaimed property subject to or governed by any state or local unclaimed property, escheat or similar applicable Law, to the extent related to or arising directly from the Business or the CCR Assets.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local law.

(b)                              The following are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference in Agreement
Accrued PTO	Section 6.11(a)
Additional Exceptions	Section 12.2(a)
Administrative Agent	Section 13.1(a); Definition of “Credit Support Documents”
Agreement	Preamble
Assumed Collective Bargaining Agreements	Section 6.12(b)
Assumed Employment Agreements	Section 8.3(c)
Assumed FSA Obligations	Section 8.3(i)
Assumed Liabilities	Section 2.1(a)
Assumed Proceedings	Section 2.1(a)(viii)
Assumed Transferred Employee Service	Section 8.3(d)
Auditor	Section 3.3(a)
BofA Financing Statement	Section 12.1
Buyer Benefit Plans	Section 8.3(d)
Buyer Disclosure Letter	ARTICLE 7
Buyer Indemnified Parties	Section 11.2(a)
Buyer Indemnified Party	Section 11.2(a)
Buyer Permits	Section 7.6
Buyer Related Parties	Section 7.5
Buyer’s 125 Plan	Section 8.3(i)
Buyer’s 401(k) Plan	Section 8.3(g)
Buyer’s Health Plans	Section 8.3(e)
Buyers	Preamble
Cap	Section 11.6(a)
CC Buyer	Preamble
CCI	Preamble
CCR Assets	Section 1.1
Chips and Tokens	Section 1.1(d)
Closing	Section 5.1
Closing Date	Section 5.1
COBRA	Section 8.3(f)
COBRA Coverage	Section 8.3(f)
Confidentiality Agreement	Section 8.4(b)
Covenant Survival Period	Section 11.1
Customers	Section 13.1(a); Definition of “Customer List”
Damages	Section 11.2(a)
Deed	Section 8.20
Defect Notice	Section 12.2(a)
Deposit	Section 3.2(a)
Determination Date	Section 4.2(b)
Dispute Period	Section 4.2(b)

Terms	Cross Reference in Agreement
Disputed Statement	Section 4.2(b)
Disputing Seller	Section 4.2(b)
Effective Date	Preamble
ELLC	Preamble
Equity Interest	Recitals
Escrow	Section 3.2(b)
Escrow Period	Section 8.1
Estimated Closing Statements	Section 4.1(b)
Estimated CCR Closing Statement	Section 4.1(a)
Estimated SL Closing Statement	Section 4.1(b)
Excluded Assets	Section 1.2
Excluded Liabilities	Section 2.1(a)
Extension Period	Section 5.1
FCC Approvals	Section 8.13(a)
Final CCR Closing Statement	Section 4.2(a)
Final Closing Payment	Section 4.2(c)
Final Closing Statements	Section 4.2(a)
Final SL Closing Statement	Section 4.2(a)
Financial Information	Section 6.3
Fundamental Representations	Section 11.3
GAAP	Section 6.3
Galleon	Preamble
Galleon Deed	Section 5.2(t)
Governmental Approvals	Section 8.5(a)
Governmental Entity	Section 6.2(c)
Guarantor	Section 13.15
Improvements	Section 13.1(a); Definition of “Real Property”
Indemnification Notice	Section 11.3
Indemnified Parties	Section 11.3
Indemnified Party	Section 11.3
Indemnifying Parties	Section 11.3
Indemnifying Party	Section 11.3
Inspection	Section 8.4(a)
Inventoried Vehicles	Section 8.10(f)
Liquor Laws	Section 6.2(c)
M&A QBs	Section 8.3(f)
Material Contracts	Section 6.8(a)
May 2015 Calculation	Section 4.1(b)
MGM Tier 1	Section 13.1(a); Definition of “Credit Support Documents”
MRG Trademark Assignment Agreement	Section 5.2(j)

Terms	Cross Reference in Agreement
Multiemployer Plans	Section 6.13(e)
NAC	Section 5.6
Newco	Section 8.20
Newco Interest	Section 1.1(a)
Non-Assignable Asset	Section 1.4(a)
Notice Period	Section 12.2(a)
Objection Notice	Section 11.5(a)
Opening of Escrow	Section 3.2(b)
Property Documents	Section 8.4(a)
Purchase Price Allocation	Section 3.3(a)
Purchased Assets	Section 1.1
R&W Survival Period	Section 11.1
Reimbursement Accounts	Section 8.3(i)
Restraint	Section 9.1(a)
Seller Disclosure Letter	ARTICLE 6
Seller Indemnified Parties	Section 11.2(b)
Seller Indemnified Party	Section 11.2(b)
Seller Insurance Policies	Section 8.11(b)
Seller Trademark Assignment Agreements	Section 5.2(j)
Seller’s 125 Plan	Section 8.3(i)
Sellers	Preamble
SL Financial Information	Section 7.10
Substituted Multiemployer Plans	Section 8.3(h)
Survival Periods	Section 11.1
Tax Controversies	Section 8.8(d)
Termination of Employment	Section 8.3(b)
Third Party Claim	Section 11.4(a)
Threshold	Section 11.6(a)
Title Policy	Section 12.1
Trademark Assignment Agreements	Section 5.2(j)
Trademark License Agreement	Section 5.2(k)
Transfer	Section 8.20
Transfer Taxes	Section 8.8(b)
Transferred Bonus	Section 8.3(b)
Transferred Domain Name	Section 6.7(a)
Transferred Employee	Section 8.3(a)
Transferred Marks	Section 6.7(a)
Transferred PTO	Section 8.3(b)
Transition Services Agreement	Section 5.2(r)
UCC Search	Section 12.1

Section 13.2               Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury; Specific Performance.

(a)                               This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Nevada, applicable to contracts executed in and to be performed entirely within the State of Nevada, without regard to the conflicts of laws principles thereof.

(b)                              Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Nevada State court or Federal court of the United States of America, sitting in Clark County, Nevada, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Nevada State court or, to the extent permitted by applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Nevada State or Federal court, (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Nevada State or Federal court, and (v) to the extent such party is not otherwise subject to service of process in the State of Nevada, appoints Corporation Service Company as such party’s agent in the State of Nevada for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.3 hereof.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

(c)                               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.2(c).

(d)                             The parties acknowledge and agree that money damages would not be a sufficient remedy for any breach by the other party (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby). Therefore, the parties acknowledge and agree that the non-breaching party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof against the other party, in addition to any other remedy to which the non-breaching is entitled at law or in equity.  The parties agree and acknowledge that they will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  In seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, the non-breaching party shall not be required to provide any bond or other security.

Section 13.3               Notices.  All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by facsimile (with a copy sent by a recognized overnight delivery service (with tracking capability)), or by a recognized overnight delivery service (with tracking capability).  Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given upon sender’s receipt of confirmation of successful transmission; and notices delivered by a recognized overnight delivery service shall be deemed given one (1) business day after depositing such notice with such service for next day delivery (receipt requested).  All notices shall be addressed to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)                               if to Buyers or Guarantor, to

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, NV 89501

Facsimile: (775) 337-9218

Attention: Anthony L. Carano

with a copy, which shall not constitute notice, to:

Milbank, Tweed, Hadley & McCloy LLP

601 S. Figueroa Street, 30th Floor

Los Angeles, CA 90017

Facsimile: (213) 892-4733

Attention: Kenneth J. Baronsky

(b)                              if to Sellers, to:

MGM Resorts International

3600 Las Vegas Boulevard South

Las Vegas, Nevada  89109

Attention: General Counsel

Facsimile No.: (702) 693-8123

with a copy, which shall not constitute notice, to:

Brownstein Hyatt Farber Schreck, LLP

100 North City Parkway, Suite 1600

Las Vegas, Nevada 89106

Attention:  Angela Otto

Facsimile No.:  (702) 382-8135

Section 13.4               Interpretation.  Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” or “but not limited to,” (iv) the word “or” shall be used in the inclusive sense of “and/or” and not exclusive, (v) all references to Sections refer to the Sections of this Agreement, all references to Schedules refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (vi) each reference to “herein”, “hereof”, “hereby” or “hereunder” shall refer to this Agreement as a whole, (vii) the phrase “made available” shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available, (viii) Buyers and Sellers are referred to herein individually as a “party” and collectively as “parties”, (ix) each reference to “$” or “dollars” shall be to United States dollars, (x) each reference to “days” shall be to calendar days, (xi) references to a Person are also to his, her or its successors and permitted assigns, (xii) any agreement, instrument, statute or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument, statute or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes or regulations) by succession of comparable successor statutes or regulations, and references to all attachments thereto and instruments incorporated therein, and (xiii) accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP; provided, however, that to the extent that a definition of a term in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.5               Entire Agreement.  This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in full force and effect during the term of this Agreement and after the Closing.  Each party hereto agrees that, except for the representations and warranties contained in this Agreement, the Seller Disclosure Letter or any document executed by the parties in connection with the Closing, none of Sellers or Buyers makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its Representatives or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 13.6               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 13.7               Assignment.  Without the prior written consent of Sellers, which may be withheld in Sellers’ sole discretion, neither this Agreement nor any of the rights, interests or obligations of Buyers hereunder shall be assigned by operation of Law (including by merger, consolidation or a change of control) or otherwise.  Notwithstanding the prior sentence, Buyers may assign all of their rights, interests and obligations under this Agreement to any Affiliate of Buyers, provided, that, such assignment shall not be valid under this Agreement unless (a) such Affiliate assumes all of Buyers’ agreements and obligations hereunder, (b) no such assignment shall relieve Buyers from any of their agreements and obligations hereunder, and (c) no such assignment in any way (x) shall adversely affect the ability to receive, or delay the receipt of, the Gaming Approvals contemplated by this Agreement, or (y) shall adversely affect or delay the Closing of the transactions contemplated by this Agreement.  Any assignment in violation of the provisions of this Section 13.7 shall be void.

Section 13.8               Parties of Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns and, except as set forth in Section 11.2 with respect to the Indemnified Parties, nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.9               Counterparts.  This Agreement may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 13.10       Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event that any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 13.11       Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyers and Sellers.

Section 13.12       Extension; Waiver.  Buyers, on the one hand, and Sellers, on the other hand, by action taken or authorized by their respective boards of directors or other governing body may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 13.13       Time of Essence.  Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions hereof.

Section 13.14       Joint and Several.  Sellers shall be jointly and severally liable for all obligations, representations and warranties hereunder of Sellers.  Buyers shall be jointly and severally liable for all obligations, representations and warranties hereunder of Buyers.

Section 13.15       Guarantee. Concurrently with the execution and delivery of this Agreement, Buyers shall cause Eldorado Resorts, Inc., a Nevada corporation (the “Guarantor”), to execute and deliver to Sellers a guarantee, dated and effective as of the Effective Date, pursuant to which the Guarantor shall guarantee the full performance and payment, when due, of (a) all of Buyers’ obligations under this Agreement prior to and through Closing, and (b) Buyers’ obligations under Section 4.2(c) from and after Closing.

[SIGNATURES APPEAR ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by its duly authorized officer as of the date first written above.

CIRCUS CIRCUS CASINOS, INC.

By:	/s/ Dan D’Arrigo
Name:	Dan D’Arrigo
Its:	Treasurer

GALLEON, INC.

By:	/s/ Dan D’Arrigo
Name:	Dan D’Arrigo
Its:	Treasurer

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

ELDORADO LIMITED LIABILITY COMPANY

By:	Eldorado Resorts LLC
Its:	Manager

	By:	Eldorado Holdco LLC
	Its:	Managing Member

	By:	Eldorado Resorts, Inc.
	Its:	Managing Member

		By:	/s/ Gary L. Carano
		Name:	Gary L. Carano
		Its:	Chief Executive Officer

CC-RENO LLC

By:	Eldorado Resorts, Inc.
Its:	Managing Member

	By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Its:	Chief Executive Officer

JOINDER BY ESCROW AGENT

The undersigned Escrow Agent hereby accepts the foregoing Purchase and Sale Agreement and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.  The Opening of Escrow occurred on July 7, 2015.

NEVADA TITLE COMPANY

By:	/s/ Troy Lochhead
Name:	Troy Lochhead
Title:	Sr. Vice President
Date:	July 7, 2015